  As filed with the Securities and Exchange Commission on September 5, 2000
                   An Exhibit List can be found on page II-2.

                                                 Registration No. 333-_______

               UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON D.C. 20549

                           ________________________

                                   FORM SB-2
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                           ________________________

                   ADVANCED AERODYNAMICS & STRUCTURES, INC.
                (Name of small business issuer in its charter)


                DELAWARE                             95-4257380
    (State or other Jurisdiction of     (I.R.S. Employer Identification No.)
     Incorporation or Organization)


                              3205 Lakewood Blvd.
                             Long Beach, CA 90808
                                (562) 938-8618
(Address and telephone number of principal executive offices and principal place of business)

                                 Carl L. Chen
                              3205 Lakewood Blvd.
                             Long Beach, CA 90808
                                (562) 938-8618
           (Name, address and telephone number of agent for service)


                                  Copies to:
                            Otto E. Sorensen, Esq.
                     Luce, Forward, Hamilton & Scripps LLP
                         600 West Broadway, Suite 2600
                          San Diego, California 92101
                                (619) 699-2534
                             (619) 645-5324 (fax)


               Approximate date of proposed sale to the public:
As soon as practicable after the effective date of this registration statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.: [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                           _________________________


                        CALCULATION OF REGISTRATION FEE

====================================================================================================================================
                                                     Amount to be       Proposed Maximum       Proposed Maximum          Amount of
Title of Each Class of Securities                     Registered       Offering Price Per     Aggregate Offering       Registration
to be Registered                                                         Security/(1)/                                      Fee
------------------------------------------------------------------------------------------------------------------------------------
Shares of Common Stock, $.0001 par value/(2)(3)/        10,000,000              $2.50              $25,000,000             $6,600
------------------------------------------------------------------------------------------------------------------------------------
Shares of Common Stock, $.0001 par value/(4)/              250,000              $3.15              $   787,500             $  208
------------------------------------------------------------------------------------------------------------------------------------
Total                                                   10,250,000                                 $25,787,500             $6,808
====================================================================================================================================

  (1) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended (the "Act"), based on the average of the closing bid and asked prices for the Registrant's Common Stock (the "Common Stock") as reported on the NASDAQ National Market on September 1, 2000 and, with respect to shares of common stock of the Company issuable upon exercise of outstanding warrants, the higher of (i) such average sales price or (ii) the exercise price of such warrants.

  (2) Issuable as Put Shares.

  (3) Pursuant to Rules 416 and 457 under the Act, additional shares as may be issuable pursuant to the anti-dilution provisions of the warrants are also being registered.

  (4) Issuable upon exercise of Warrants with an exercise price of $3.15 issued to the Finders.

                        _____________________________

      The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PRELIMINARY PROSPECTUS          Subject To Completion, Dated September 5, 2000

    The information in this prospectus is not complete and may be changed.


                   ADVANCED AERODYNAMICS & STRUCTURES, INC.
                              3205 Lakewood Blvd.
                             Long Beach, CA 90808
                                (562) 938-8618


                               10,250,000 Shares
                                 Common Stock


                                 THE OFFERING

     The resale of up to 10,250,000 shares of Class A Common Stock on the NASDAQ National Market at the prevailing market price or in negotiated transactions.

     * Up to 10,000,000 shares are issuable as Put Shares to certain selling shareholders identified in this Prospectus (the "Selling Shareholders");

     * Up to 250,000 shares are issuable upon the exercise of Purchase Warrants issuable to certain finders identified in this Prospectus (the "Finders").

          We will receive no proceeds from the sale of the shares by the Selling Shareholders or the Finders. However, we may receive proceeds from the sale of Put Shares to the Selling Shareholders and, if the Purchase Warrants are exercised, will receive proceeds from the sale of shares issuable upon the exercise of the Purchase Warrants by the Selling Shareholders or the Finders.

                                TRADING SYMBOL
                         AASI (NASDAQ National Market)

                              __________________

                THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK.
                    See "Risk Factors" beginning on page 2.

                              __________________


     THE SECURITIES AND EXCHANGE COMMISSION (SEC) AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

     THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THIS PROSPECTUS IS INCLUDED IN THE REGISTRATION STATEMENT THAT WAS FILED BY ADVANCED AERODYNAMICS & STRUCTURES, INC., WITH THE SECURITIES AND EXCHANGE COMMISSION. THE SELLING SHAREHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT BECOMES EFFECTIVE.

                              PROSPECTUS SUMMARY

     THE FOLLOWING SUMMARY HIGHLIGHTS SELECTED INFORMATION CONTAINED IN THIS PROSPECTUS. THIS SUMMARY DOES NOT CONTAIN ALL THE INFORMATION YOU SHOULD CONSIDER BEFORE INVESTING IN THE SECURITIES. BEFORE MAKING AN INVESTMENT DECISION, YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, INCLUDING THE "RISK FACTORS" SECTION, THE FINANCIAL STATEMENTS AND THE NOTES TO THE FINANCIAL STATEMENTS. SOME OF THE STATEMENTS MADE IN THIS PROSPECTUS DISCUSS FUTURE EVENTS AND DEVELOPMENTS, INCLUDING OUR FUTURE BUSINESS STRATEGY AND OUR ABILITY TO GENERATE REVENUE, INCOME AND CASH FLOW. THESE FORWARD-LOOKING STATEMENTS INVOLVE RISKS AND UNCERTAINTIES WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTEMPLATED IN THESE FORWARD-LOOKING STATEMENTS.

Our Company

          AASI is a development stage enterprise organized in 1990 to design, develop, manufacture and market propjet and jet aircraft intended primarily for business use. We have obtained a type certificate ("Type Certificate") from the Federal Aviation Administration ("FAA") with respect to a non-pressurized, single-engine aircraft powered by a Pratt & Whitney propjet engine (the "JETCRUZER 450"). We are modifying the JETCRUZER 450 to develop a six-seat (including pilot), pressurized version of that aircraft for commercial sale (the "JETCRUZER(TM) 500").

          AASI began development of the JETCRUZER 450 in 1990 and obtained the FAA Type Certificate approval in 1994. Throughout this period, we engaged in design and engineering of the aircraft, as well as production of the jigs, forms, tools, dies and molds necessary to manufacture the aircraft. The first FAA conformed JETCRUZER 450 was completed in 1992. The aircraft was used by AASI and the FAA to perform static (non-flight) testing. In late 1992 and 1993, two flight test aircraft were completed. These aircraft were flight tested by the Company and the FAA from 1992 through 1994. We received the FAA Type Certificate for the JETCRUZER 450 on June 14, 1994.

          Although we received preliminary written indications of interest to purchase the aircraft, we decided that we would not obtain a production certificate for the JETCRUZER 450 or otherwise pursue commercialization of that aircraft in part because the Type Certificate is subject to certain limitations, which we believe reduce the commercial viability of the JETCRUZER 450. Instead, we decided to amend the Type Certificate to develop the JETCRUZER 500 for commercial sale. The JETCRUZER 500 is a modified version of the JETCRUZER 450 that we anticipate will not be subject to the limitations imposed by the existing Type Certificate.

          We have FAA approval to amend the Type Certificate, rather than obtain a new Type Certificate. We currently anticipate that we can obtain an amendment to the Type Certificate during the last half of 2000 and commence commercial production of our aircraft within the same time frame. However, obtaining the amendment may take longer than anticipated, and we may experience unforeseen expense or delay in certifying and commercializing our aircraft.

          AASI has not generated any operating revenues to date and has incurred losses from its operating activities, including program development costs, of $9,341,000 and $10,118,000 in 1999 and 1998, respectively. We believe we will continue to experience losses until such time as we begin to sell aircraft on a commercial scale. Research and development expenses have consisted primarily of the costs of personnel, facilities, materials and equipment required to conduct our development activities. These expenses aggregated $31,527,000 from inception through December 31, 1999. These expenses were incurred primarily to develop the JETCRUZER 450, to obtain a Type Certificate for it, and to design and test the JETCRUZER 500.

The Offering

Class A Common Stock offered for resale    10,250,000 shares

Use of Proceeds                            We will not receive proceeds from the
                                           resale of the Common Stock described
                                           in this Prospectus. However, we will
                                           receive proceeds from the initial
                                           placement of our Common Stock with
                                           the Selling Shareholders. These
                                           proceeds will be used to complete the
                                           development, and begin the
                                           manufacture, of the JETCRUZER 500.

NASDAQ National Market symbol              AASI

                                 RISK FACTORS

          An investment in shares of our common stock is very risky. You should carefully consider the following factors as well as the other information contained and incorporated by reference in this prospectus before deciding to invest.

          Development Stage Company; Early Stage of Product Development; No Assurance of Success; No Commercial Operations. AASI is in the development stage and has not commenced any commercial operations or received any operating revenues. Potential investors should be aware of the problems, delays, expenses and difficulties usually encountered by an enterprise in the Company's stage of development, many of which may be beyond our control. These include unanticipated problems relating to product development, testing, initial and continuing regulatory compliance, manufacturing costs, production and assembly, the competitive and regulatory environment in which we plan to operate, marketing problems and additional costs and expenses that may exceed current estimates. AASI has been engaged primarily in research and development since its inception and has not completed the development of the JETCRUZER 500. We may not be able to successfully develop the JETCRUZER 500 or any other aircraft. We may not be granted the necessary regulatory approvals to produce and sell our aircraft, and our aircraft may not prove to be commercially viable or marketable.

          Accumulated Deficit; History of Losses; Expectation of Substantial Future Losses. To date, AASI has incurred significant losses. At December 31, 1999, we had an accumulated deficit of approximately $50,412,000. We incurred net losses of approximately $10,118,000 and $9,341,000 for the years ended December 31, 1998 and 1999, respectively, and incurred a net loss of $3,839,000 for the six months ended June 30, 2000. These losses have resulted principally from significant costs associated with the development of the JETCRUZER 500. AASI expects to incur further losses for the foreseeable future due to significant costs associated with amending its FAA Type Certificate, manufacturing its proposed aircraft, obtaining the necessary regulatory approvals, and marketing and selling its proposed aircraft. There can be no assurance that sales of our aircraft will ever generate sufficient revenues to fund continuing operations, that we will generate positive cash flow from operations, or that we will attain or thereafter sustain profitability in any future period.

          Regulatory Uncertainty. AASI intends to amend its Type Certificate with respect to the JETCRUZER 450 to include the JETCRUZER 500. In addition, we will be required to obtain an amendment to our Type Certificate or a new type certificate if and when we develop additional aircraft. Obtaining a new or amended FAA Type Certificate is difficult, costly, and time consuming. Currently, the Company believes it will obtain an amended certificate for the JETCRUZER 500 during the middle of 2001. However, we may not be successful in obtaining a new Type Certificate or amendments to our existing Type Certificate for an aircraft. Further, if one or more new or amended type certificates are obtained, they may be subject to conditions which may adversely affect the use of the proposed aircraft for their intended purpose.

          AASI will also need to obtain an FAA production certificate for the commercial production of its aircraft and airworthiness certificates for individual aircraft upon the completion of manufacture. AASI may not be able to obtain a production certificate for its planned aircraft models, or airworthiness certificates for individual aircraft, and therefore there can be no assurance that the Company will be able to produce and sell aircraft.

          AASI will also be subject to the risk of modification, suspension or revocation of any FAA certificate it holds. A modification, suspension, or revocation could occur if, in the FAA's judgement, compliance with airworthiness or safety standards by AASI was in doubt. If the FAA were to suspend or revoke AASI's type or production certificate for an aircraft model, sales of that model would be adversely affected or terminated. If, in the FAA's judgement, an unsafe condition developed or was discovered after one or more of our aircraft had entered service, the FAA could issue an "Airworthiness Directive," which could result in a requirement that we develop appropriate design changes at our expense. Foreign authorities could impose similar obligations upon AASI as to aircraft within their jurisdiction. Any or all of these occurrences could expose AASI to substantial additional costs and/or liabilities.

          Limited Product Line; Fluctuations in Sales of Aircraft. Initially, the JETCRUZER 500 is intended to be AASI's only product available for commercial sale. Accordingly, our operating results and the future development of additional products will depend substantially upon the successful sale of that aircraft. Moreover, if there is a downturn in the market for general aviation aircraft due to economic, political or other reasons, we would not be able to rely on sales of other products to offset the downturn. It is possible that sales of business aircraft could decline in the future for reasons beyond our control. Furthermore, if a potential purchaser is experiencing an economic downturn or is for any other reason seeking to limit its capital expenditures, the high unit selling price of a new aircraft may result in the potential purchaser deferring its purchase or electing to purchase a pre-owned aircraft or a lower priced aircraft. Further, since AASI intends to rely on the sale of a relatively small number of high unit selling price aircraft to provide substantially all of its revenue, small decreases in the number of aircraft delivered in any year may have a material negative effect on the results of operations for that year. In addition, small changes in the number and timing of deliveries of, and receipt of payments on, new aircraft may have a material effect on our liquidity.

          Competition. Our aircraft will compete with other aircraft that have comparable characteristics and capabilities. Most of our competitors, including Cessna Aircraft Co. (maker of the Caravan), Socata (maker of the TBM), Pilatus (maker of the PC-12), Raytheon Aircraft Co. (Beechcraft) (maker of the King Air) and New Piper Aircraft Corp. (maker of the Malibu Mirage), are substantially larger in size and have far greater financial, technical, marketing, and other resources than we do. Certain of our actual and potential competitors may have technological capabilities or other resources that would allow them to modify existing aircraft or develop alternative new aircraft which could compete with our aircraft, and these competitors may introduce such aircraft and aircraft changes prior to the delivery of our first aircraft. Our ability to compete effectively may be adversely affected by the ability of these competitors to devote greater resources to the sales and marketing of their products than are available to us. In addition, we will need to convince potential customers of the advantages of our aircraft as compared to competitors' aircraft having a more conventional design and appearance. Future technological advances may result in competitive aircraft with improved characteristics and capabilities that could adversely affect our business. Our aircraft may also compete with used aircraft which become available in the resale market at prices sufficiently lower to offset deficits in performance, if any, as compared to our aircraft.

          Need for Additional Financing. AASI believes that the net proceeds from this equity line will be sufficient to meet its cash requirements at least through the end of 2000; however, we may require additional financing prior to that time. Also, if required, additional financing may not be available on acceptable terms or at all. Failure to obtain any needed additional financing would have a material adverse effect on our business and prospects and could require that we severely limit or cease our operations.

          Reliance on Single Source Suppliers. AASI will be dependent on certain suppliers of products in order to manufacture its aircraft. In particular, we will be dependent on Pratt & Whitney to supply the propjet engine for the JETCRUZER 500. We have no contractual right to obtain any specified number of engines from Pratt & Whitney. Should our ability to obtain the requisite number of engines be limited for any lengthy period of time or the cost of the engines increase, our ability to produce and sell aircraft could be materially and adversely affected. In addition, the failure of other suppliers or subcontractors to meet our performance specifications, quality standards or delivery standards or schedules could have a material adverse effect on our operations. Moreover, our ability to significantly increase our production rate following the introduction of the JETCRUZER 500 could be limited by the ability or willingness of key suppliers to increase their delivery rates. When we are ready to begin the manufacture of our aircraft, the prices to obtain materials and components may have changed and a number of suppliers may need to be replaced. Our inability to obtain supplies to manufacture our products would have a material adverse effect on our business prospects, operations and financial condition.

          Insurance and Product Liability Exposure. Because the failure of an aircraft manufactured by AASI or any other mishap involving such an aircraft may result in physical injury or death to the occupants of the aircraft or others, we could be subject to lawsuits involving product liability claims, which lawsuits may involve claims for substantial sums. Although we intend to obtain comprehensive product liability insurance prior to the commencement of commercial sales of our aircraft, such insurance can be expensive and subject to various coverage exclusions and may not be obtainable by us in the future on acceptable terms or at all. Further, should we become involved in product liability litigation, the expenses and damages awarded could be large and the scope of any coverage may be inadequate. Increased insurance costs and/or liability costs could require an increase in the price of our aircraft and therefore could have a negative impact on sales.

          Fluctuations in Quarterly Operating Results. AASI expects to derive a substantial portion of its revenues from the sale of a relatively small number of aircraft. As a result, a small reduction in the number of aircraft shipped in a quarter due to, for example, unanticipated shipment reschedulings or cancellations, supplier delays in the delivery of component parts or unexpected manufacturing difficulties, could have a material and adverse effect on our financial position and results of operations for that quarter.

          Risks of International Operations. AASI intends to market and sell its aircraft to foreign customers. Accordingly, AASI will be subject to all of the risks inherent in international operations, including work stoppages, transportation delays and interruptions, political instability or conflicts between countries in which we may do business, foreign currency fluctuations, economic disruptions, differences in airworthiness and certification standards imposed by foreign authorities, the imposition of tariffs and import and export controls, changes in governmental policies (including United States trade policy) and other factors, including other foreign laws and regulations, which could have an adverse effect on our business. With respect to international sales that are denominated in U.S. dollars, an increase in the value of the U.S. dollar relative to foreign currencies can increase the effective price of, and reduce demand for, our products relative to competitive products priced in the local currency. These international trade factors may, under certain circumstances, reduce demand for our products or our ability to sell aircraft in particular countries or deliver products in a timely manner or at a competitive price, which in turn may harm our relationships with its customers. In addition, foreign certification or equivalent approval is required prior to importing an aircraft into a foreign country, and we may not receive such certification or equivalent approval in any country. Our success will depend in part upon our ability to obtain and maintain foreign certifications or equivalent approvals and manage international marketing, sales and service operations.

          Dependence on Key Personnel; Need for Additional Management Personnel. AASI's success to date has depended in large part on the skills and efforts of Dr. Carl Chen, the Company's Chairman and Chief Executive Officer, and, to a lesser extent, on the skills and efforts of Mr. Gene Comfort, the Company's Executive Vice President. AASI has obtained key-man life insurance coverage with respect to Dr. Chen and Mr. Comfort in the face amounts of $2,000,000 and $1,000,000, respectively, naming AASI as beneficiary. Our future success will depend to a significant extent on our ability to hire certain other key employees on a timely basis. Competition for highly-skilled business, product development, technical and other personnel is intense, and we may not be successful in recruiting new personnel or in retaining our existing personnel. AASI will experience increased costs in order to retain and attract skilled employees. AASI's failure to attract additional qualified employees on a timely basis or to retain the services of key personnel could have a material adverse effect on the Company's operating results and financial condition.

          Risks of Planned Growth. AASI plans to significantly expand its operations during the fourth quarter of 2000, which could place a significant strain on its limited personnel, financial and other resources. We intend to expand our manufacturing capabilities and commence commercial manufacture of aircraft shortly after certification, which is expected by the middle of 2001. Our efforts to conduct manufacturing activities may not be successful, and we may not be able to satisfy commercial scale production requirements on a timely and cost-effective basis. Our ability to manage this growth, should it occur, would require significant expansion of our engineering, production, marketing and sales capabilities and personnel. We may not be able to find qualified personnel to fill additional engineering, production, and sales and marketing positions or be able to successfully manage a larger sales and marketing organization.

          Control by Insiders; Ownership of Shares Having Disproportionate Voting Rights. Dr. Carl Chen, AASI's Chairman and Chief Executive Officer, and C.M. Cheng, a Director of the Company, beneficially own, or have voting control over, shares of AASI's capital stock representing approximately 83% of the total voting power of AASI. Accordingly, they will continue to be able to elect at least a majority of AASI's directors and thereby direct the policies of AASI for the foreseeable future. Furthermore, the disproportionate vote afforded the shares of Class B Common Stock and Class E Common Stock could also impede or prevent a change of control of AASI. As a result, potential acquirors may be discouraged from seeking to acquire control of AASI through the purchase of Class A Common Stock, which could have a depressive effect on the market price of our securities.

          Limitation on Officers' and Directors' Liabilities Under Delaware Law. Pursuant to AASI's Certificate of Incorporation, and as authorized under applicable Delaware law, directors and officers of AASI are not liable for monetary damages for breach of fiduciary duty, except (i) in connection with a breach of the duty of loyalty, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for dividend payments or stock repurchases illegal under Delaware law or (iv) for any transaction in which a director has derived an improper personal benefit.

          Possible Adverse Effects of Authorization of Preferred Stock; Anti-Takeover Provisions; Enhanced Voting Power of Class B Common Stock and Class E Common Stock. AASI's Certificate of Incorporation authorizes the issuance of a maximum of 5,000,000 shares of preferred stock on terms which may be fixed by AASI's Board of Directors without stockholder action. The terms of any series of preferred stock, which may include priority claims to assets and dividends and special voting rights, could adversely affect the rights of holders of the Common Stock. The issuance of any series of preferred stock could make the possible takeover of AASI or the removal of management of AASI more difficult, discourage hostile bids or control of AASI in which stockholders may receive premiums for their shares of Class A Common Stock or otherwise dilute the rights of holders of Class A Common Stock. In addition, AASI is subject to Delaware General Corporation Law provisions that may have the effect of delaying, deferring or preventing certain changes of control of AASI. Furthermore, the disproportionate vote afforded the Class B Common Stock and Class E Common Stock could also serve to impede or prevent a change in control of AASI.

          Shares Available for Future Sale; Registration Rights. Future sales of Common Stock by existing stockholders pursuant to Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), or otherwise, could have an adverse effect on the price of AASI's securities. As of July 31, 2000, AASI had outstanding 8,924,857 shares of Common Stock, 10,400,000 Class A Warrants (including Class A Warrants originally issued to certain Selling Securityholders in December 1996), 6,900,000 Class B Warrants (excluding the 10,400,000 Class B Warrants issuable upon the exercise of the Class A Warrants), 74,300 shares of Series A 5% Cumulative Convertible Preferred Stock (which are convertible into 2,013,550 shares of Class A Common Stock), and 1,615,000 Warrants which issued in connection with the sale of the Series A 5% Cumulative Convertible Preferred Stock. Approximately 2,024,857 of the outstanding shares of Common Stock are "restricted securities" within the meaning of Rule 144 under the Securities Act. Pursuant to Rule 144, virtually all of these restricted shares are eligible for resale. 8,000,000 of the restricted shares are Class E Common Stock, which shares are not currently transferable and are subject to redemption by AASI for a nominal consideration if AASI does not meet certain income or stock price levels, and are convertible into Class B Common Stock if AASI does meet such levels. The resale of the Common Stock underlying the Preferred Stock has been registered with the SEC. Sales of Common Stock, or the possibility of such sales, in the public market may adversely affect the market price of the securities offered hereby.

          Possible Delisting of Securities From the NASDAQ Stock Market. AASI's Class A Common Stock, Class A Warrants and Class B Warrants are quoted on The NASDAQ National Market, and its Units of Class A Common Stock and Warrants are quoted on the NASDAQ SmallCap Market. Although AASI currently meets the minimum financial requirements for continued inclusion on NASDAQ, for a period of time in late 1999 and early 2000 it failed to satisfy the NASDAQ National Market requirement with regard to tangible net assets. Based on that failure, on April 27, 2000, AASI appeared before a NASDAQ hearing panel to demonstrate its compliance with NASDAQ maintenance standards and its ability to continue to be in compliance with those standards. The decision of the hearing panel was to continue the listing of AASI Common Stock on the National Market. There can be no assurance, however, that AASI will continue to meet the listing standards of the National Market. If our securities are delisted from the NASDAQ National Market, trading, if any, in the Class A Common Stock would thereafter be conducted on the NASDAQ SmallCap Market, or in the over-the-counter markets in the so-called "pink sheets," or through the NASD's "Electronic Bulletin Board." Consequently, the liquidity of our securities could be impaired, not only in the number of securities which could be bought and sold, but also through delays in the timing of the transactions, reductions in the number and quality of security analysts' and the news media's coverage of AASI, and lower prices for our securities than might otherwise be attained.

          Risk of Low-Price Stocks. If AASI's securities were to be delisted from NASDAQ, they could become subject to Rule 15g-9 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which imposes additional sales practice requirements on broker-dealers which sell such securities to persons other than established customers and "accredited investors" (generally, individuals with net worths in excess of $1,000,000 or annual incomes exceeding $200,000, or $300,000 together with their spouses). For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. Consequently, the rule may adversely affect the ability of broker-dealers to sell AASI's securities and may adversely affect the ability of purchasers in the Offering to sell any of the securities acquired hereby in the secondary market.

          Commission regulations define a "penny stock" to be any non-NASDAQ equity security that has a market price (as therein defined) of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule prepared by the Commission relating to the penny stock market. Disclosure is also required to be made about commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

          The penny stock restrictions will not apply to our securities if they are listed on NASDAQ and have certain price and volume information provided on a current and continuing basis or if AASI meets certain minimum net tangible assets or average revenue criteria. There can be no assurance that our securities will qualify for exemption from these restrictions. In any event, even if AASI's securities were exempt from such restrictions, it would remain subject to Section 15(b)(6) of the Exchange Act, which gives the Commission the authority to prohibit any person that is engaged in unlawful conduct while participating in a distribution of a penny stock from associating with a broker-dealer or participating in a distribution of a penny stock, if the Commission finds that such a restriction would be in the public interest. If our securities were subject to the rules on penny stocks, the market liquidity for our securities could be severely and adversely affected.

          No Dividends. AASI has paid no dividends to its stockholders since its inception and does not plan to pay dividends in the foreseeable future. We intend to reinvest earnings, if any, in the development and expansion of our business.

          Volatility of Stock Price May Increase Number of Shares Issuable Upon Conversion of Preferred Stock. The stock market from time to time experiences significant price and volume fluctuations, some of which are unrelated to the operating performance of particular companies. We believe that a number of factors can cause the price of our common stock to fluctuate, perhaps substantially. These factors include, among others:

          - Announcements of financial results and other developments relating to our business;

          -    Changes in the general state of the economy; and

          - Changes in market analyst estimates and recommendations for our common stock.

          Significant downward fluctuations of the price of our stock may substantially increase the number of shares of common stock issuable upon conversion of outstanding Series A Preferred Stock as a result of the conversion formula, which is tied to the market price of the common stock. The consequences of decreases in the common stock price are more fully discussed below under the risk factor entitled "The issuance of additional shares of common stock upon conversion of preferred stock may cause significant dilution of existing shareholders' interests and exert downward pressure on the price of our common stock."

          The Issuance of Additional Shares of Common Stock Upon Conversion of Preferred Stock May Cause Significant Dilution of Existing Shareholders' Interests and Exert Downward Pressure on the Price of Our Common Stock. Significant dilution of existing shareholders' interests may occur if we issue additional shares of common stock underlying outstanding shares of preferred stock. As of July 31, 2000, we had 74,300 shares of Series A Preferred Stock outstanding. We may issue additional shares of Preferred Stock. The number of shares of Class A Common Stock issuable upon conversion of the Series A Preferred Stock may constitute a significant percentage of the total outstanding shares of our Class A Common Stock, as such conversion is based on a formula pegged to the market price of the Class A Common Stock. The formula provides, specifically, that the number of shares of Class A Common Stock issuable upon the conversion of one share of Series A Preferred Stock is calculated as $100 (plus any accrued and unpaid dividends on such share) divided by the conversion price. The conversion price is equal to the lesser of (i) 100% of the average of the closing bid price of the Class A Common Stock on the last three trading days before the date of initial issuance of shares of Series A Preferred Stock, or (ii) 90% of the average of the eight lowest closing bid prices of the Class A Common Stock during the last 180 trading days before the date of conversion. Therefore, there is a possibility that the Series A Preferred Stock may convert to Class A Common Stock at a rate which may be below the prevailing market price of the Class A Common Stock at the time of conversion.

          The exact number of shares of common stock into which the Series A Preferred Stock may ultimately be convertible will vary over time as the result of ongoing changes in the trading price of our common stock. Decreases in the trading price of our common stock would result in increases in the number of shares of common stock issuable upon conversion of the Series A Preferred Stock. The following consequences could result:

          - If the market price of our common stock declines, thereby proportionately increasing the number of shares of common stock issuable upon conversion of the Series A Preferred Stock, an increasing downward pressure on the market price of the common stock might result (sometimes referred to as a downward "spiral" effect).

          - The dilution caused by conversion of Series A Preferred Stock and sale of the underlying shares could also cause downward pressure on the market price of the common stock.

          - Once downward pressure is placed on the market price of the Company's stock, the pressure could encourage short sales by holders of Series A Preferred Stock and others, thus placing further downward pressure in the price of the Common Stock.

          - The conversion of Series A Preferred Stock would dilute the book value and earnings per share of common stock held by our existing shareholders.

                                USE OF PROCEEDS

          We expect to sell to the Selling Shareholders, subject to effective registration and applicable volume and other limitations, up to $20,000,000 of common stock under the Private Equity Line of Credit Agreement. Additional amounts may be received if the warrants to purchase common stock issued in connection with the Private Equity Line of Credit Agreement are exercised. Net proceeds are determined after deducting all expenses of the offering (estimated to be $18,200,000).

          We intend, in the following order of priority, to use the net proceeds from this offering (excluding proceeds from warrant exercises), if any, as follows:

Expenses of Financing

          Expenses of Registration, Issuance, and Distribution    $ 1,819,808

Working Capital                                                   $18,180,192

          Total Proceeds                                          $20,000,000
                                                                  ===========

                          PRICE RANGE OF COMMON STOCK

          Our Class A Common Stock is traded on the NASDAQ National Market under the symbol "AASI." The following table shows the high and low last sale prices for our Class A Common Stock, as reported on the NASDAQ National Market.

          YEAR                  PERIOD                       HIGH        LOW

          Fiscal Year 2000    First Quarter                  6.688      2.500
                              Second Quarter                 5.250      2.781
                              Third Quarter                  3.375      2.500
                              (as of August 15, 2000)

          Fiscal Year 1999    First Quarter                  4.625      2.875
                              Second Quarter                 4.000      2.750
                              Third Quarter                  3.313      2.000
                              Fourth Quarter                 3.875      1.531

                                DIVIDEND POLICY

          We have never declared or paid cash dividends on our common stock. We currently anticipate that we will retain all future earnings for use in the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

          THE FOLLOWING DISCUSSION AND ANALYSIS OF OUR PLAN OF OPERATION SHOULD BE READ IN CONJUNCTION WITH THE FINANCIAL STATEMENTS AND THE RELATED NOTES. THIS DISCUSSION CONTAINS FORWARD-LOOKING STATEMENTS BASED UPON CURRENT EXPECTATIONS THAT INVOLVE RISKS AND UNCERTAINTIES, SUCH AS OUR PLANS, OBJECTIVES, EXPECTATIONS AND INTENTIONS. OUR ACTUAL RESULTS AND THE TIMING OF CERTAIN EVENTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH UNDER "RISK FACTORS," "BUSINESS" AND ELSEWHERE IN THIS PROSPECTUS. SEE "RISK FACTORS."

          Certain statements contained in this report, including statements concerning the Company's future cash and financing requirements, the Company's ability to raise additional capital, the Company's ability to obtain market acceptance of its aircraft, the Company's ability to obtain regulatory approval for its aircraft, and the competitive market for sales of small business aircraft and other statements contained herein regarding matters that are not historical facts, are forward looking statements; actual results may differ materially from those set forth in the forward-looking statements, which statements involve risks and uncertainties, including without limitation to those risks and uncertainties set forth in this Prospectus under the heading "Risk Factors."

          The Company is a development stage enterprise organized to design, develop, manufacture and market propjet and jet aircraft intended primarily for business use. Since its inception, the Company has been engaged principally in research and development of its proposed aircraft. In March 1990, the Company made application to the FAA for a Type Certificate for the JETCRUZER 450, which Certificate was ultimately granted in June 1994. The Company has not generated any operating revenues to date and has incurred losses from such activities. The Company believes it will continue to experience losses until such time as it commences the sale of aircraft on a commercial scale.

          Prior to commencing commercial sales of the JETCRUZER 500, the Company will need to, among other things, complete the development of the aircraft, obtain the requisite regulatory approvals, hire additional engineering and manufacturing personnel and expand its sales and marketing efforts. The Company estimates that the cost to complete development of the JETCRUZER 500 and obtain an amendment of its FAA Type Certificate will be approximately $5,000,000. This amount includes the cost of equipment and tooling, static and flight-testing of the aircraft and the employment of the necessary personnel to build and test the aircraft.

          The Company expects to receive progress payments during the construction of aircraft and final payments upon the delivery of aircraft. However, the Company believes it will continue to experience losses until such time as it commences the sale of aircraft on a commercial scale.

          The Company has been and will continue its efforts on the following events:

          * Completing Company high-speed cruise flight-testing to assure customers of the JETCRUZER 500's speed.

          * Commencing production of the JETCRUZER 500. Upon the successful completion of the pressurization and Company speed tests, the Company immediately will commence production of the first JETCRUZER 500 planes. The Company anticipates that production will start in lots of 4 planes per month.

          * Starting progress payment collections. As the Company starts the production process, each customer whose plane is being built will be requested to make an initial progress payment, as specified in the customer's purchase contract. The Company believes that this event will be the start of positive cash flow.

          * Obtaining Type Inspection Authorization (TIA). This event marks the end of Company flight tests and means that the FAA will test the plane, using its pilots.

          * Obtaining an amended Type Certificate (TC) for the JETCRUZER 500 from the FAA. This means that the Company may deliver planes to its customers.

          * Delivering the first JETCRUZER 500. With the delivery of its first plane, the Company will record its first sales revenue and cost of goods sold.

          * Obtaining a production certificate from the FAA. This will allow use of the Company's specified inspectors during the production and delivery processes of the JETCRUZER 500. This certification should quickly follow the receipt of the TC.

          The Company entered into a subscription agreement for the sale of up to $10,000,000 of 5% Cumulative Convertible Series A Preferred Stock, of which to date the Company has received net cash proceeds of $6,820,000.

          The Company's management believes that its current working capital with the additional funding obtained in June 2000 will be sufficient to finance its plan of operations through the end of the third quarter, by which time the Company expects to have received the initial funding of its new equity line of $20,000,000. The initial positive cash flow from customer progress payments should commence shortly after production begins. However, there can be no assurances that the current timetable for completion of the development and certification of the aircraft will not be delayed beyond the middle of 2001. If the Company's estimates prove to be incorrect, or additional sources of financing prove to be unavailable, if needed, the Company will have to curtail its development plans.

Liquidity and Capital Resources

          At June 30, 2000, our Company had working capital of $3,524,000 and stockholders' equity of $5,045,000. Since its inception in January 1990, our Company has experienced continuing negative cash flow from operations, which, prior to the December 1996 IPO, resulted in our inability to pay certain existing liabilities in a timely manner. Our Company has financed its operations through private funding of equity and debt and through the proceeds generated from its December 1996 initial public offering.

          We expect to continue to incur losses until such time, if ever, as it obtains regulatory approval for the JETCRUZER 500 and related production processes and market acceptance for its proposed aircraft at selling prices and volumes which provide adequate gross profit to cover operating costs and generate positive cash flow. Our working capital requirements will depend upon numerous factors, including the level of resources devoted by the Company to the scale-up of manufacturing and the establishment of sales and marketing capabilities and the progress of our research and development program for the JETCRUZER 500 and other proposed aircraft.

          Our management team has developed a financial plan to address its working capital requirements. We entered into a subscription agreement for the sale of up to $10,000,000 of 5% Cumulative Convertible Series A Preferred Stock, of which the Company has received net proceeds of $6,820,000 through July 31, 2000.

          While there is no assurance that additional financing will be available, our Company's management believes that it has developed a financial plan that, if executed successfully, will substantially improve our ability to meet our working capital requirements. This financial plan includes the commencement of production and the collection of progress payments to assist with the working capital requirements. However, there can be no assurances that the current timetable for completion of the development and certification of the aircraft will not be delayed beyond the middle of 2001. It is anticipated production will commence shortly after certification. If our estimates prove to be incorrect, or additional sources of financing prove to be unavailable, if needed, we will have to curtail our development plans.

          In November 1998 we moved into our manufacturing and headquarters facility. The primary financing for this project was our obligation under a loan agreement related to proceeds received from $8,500,000 in the issuance of Industrial Development Bonds (IDB) by the California Economic Development Financing Authority (the "Authority"). We were required to provide cash collateral to The Sumitomo Bank, Limited (the "Bank") in the amount of $8,500,000 for a stand-by letter of credit in favor of the holders of the IDBs which was to expire on August 5, 2002, if not terminated earlier by the Company or the Bank. The IDBs were retired in 1999 and the stand-by letter of credit in favor of the holders of the IDBs was terminated by the Company.

          In June, 1999, we sold our 200,000 square-foot building to The Abbey Company and now lease it back. The purchase price of the building was $9,800,000 and the term of the lease is eighteen years plus an option to extend the lease for an additional ten years. Monthly payments under the terms of the leaseback are approximately $106,000 and will be adjusted annually, after the first year, for changes in the Consumer Price Index, not to exceed 3% per annum. The rent for periods after the eighteenth year would be at fair market rental value.

          We lease approximately 10 acres of land located on the Long Beach Airport in Long Beach, California. The lease commenced on January 14, 1999 and has a term of 30 years with an option to renew for an additional 10 years. The lease also contains options to lease other airport properties. An escalation clause in the lease increases the monthly rent to $7,400 beginning July 1999. The lease contains incremental increases that escalate the monthly rent to approximately $15,600 after 5 years.

          We had no material capital commitments at June 30, 2000, other than those discussed elsewhere in this prospectus. We intend to hire a number of additional employees, which will require substantial capital resources. The Company anticipates that it will hire up to 200 employees over the next 12 months, including engineers and manufacturing technicians necessary to produce its aircraft.

Seasonality

          The Company believes its business is not seasonal.

Conversion of Performance Shares

          In the event our Company attains certain earnings thresholds or our Class A Common Stock meets certain minimum bid price levels, the Class E Common Stock will be converted into Class B Common Stock. In the event any such converted Class E Common Stock is held by officers, directors, employees or consultants, the maximum compensation expense recorded for financial reporting purposes will be an amount equal to the fair value of the shares converted at the time of such conversion which value cannot be predicted at this time. Therefore, in the event we attain such earnings thresholds or stock price levels, we will recognize a substantial charge to earnings during the period in which such conversion occurs, which would have the effect of increasing our Company's loss or reducing or eliminating its earnings, if any, at that time. In the event our Company does not attain these earnings thresholds or minimum bid price levels, and no conversion occurs, no compensation expense will be recorded for financial reporting purposes.

                                   BUSINESS

Overview

          Our Company is a development stage enterprise organized in 1990 to design, develop, manufacture and market propjet and jet aircraft intended primarily for business use. We have obtained a type certificate ("Type Certificate") from the Federal Aviation Administration ("FAA") with respect to a non-pressurized, single-engine aircraft powered by a Pratt & Whitney propjet engine (the "JETCRUZER 450"). We are modifying the JETCRUZER 450 to develop a six-seat (including pilot), pressurized version of such aircraft for commercial sale (the "JETCRUZER (TM)500") which, we anticipate, will takeoff and land in less than 2,000 feet, be able to fly at 30,000 feet above sea level, and have a high cruise speed of approximately 345 mph and a capability of flying from Los Angeles to New York with only one stop.

          Our Company began development of the JETCRUZER 450 in 1990 and obtained the FAA Type Certificate approval in 1994. Throughout this period, we engaged in design and engineering of the aircraft, as well as production of the jigs, forms, tools, dies and molds necessary to manufacture the aircraft. The first FAA conformed JETCRUZER 450 was completed in 1992. This aircraft was used by our Company and the FAA to perform static (non-flight) testing. In late 1992 and 1993, two flight test aircraft were completed. These aircraft were flight tested by our Company and the FAA from 1992 through 1994. We received the FAA Type Certificate for the JETCRUZER 450 on June 14, 1994.

          Although we received preliminary written indications of interest to purchase the aircraft, we decided that we would not obtain a production certificate with regard to the JETCRUZER 450 or otherwise pursue commercialization of that aircraft in part because the Type Certificate is subject to certain limitations, which we believe reduce the commercial viability of the JETCRUZER 450. Instead, our Company decided to amend the Type Certificate to develop the JETCRUZER 500 for commercial sale. The JETCRUZER 500 is a modified version of the JETCRUZER 450 that our Company anticipates will not be subject to the limitations imposed by the existing Type Certificate.

          Our Company has not generated any operating revenues to date and has incurred losses from its operating activities, including program development costs, of $5,600,000 and $6,500,000 in 1999 and 1998, respectively. Our Company believes it will continue to experience losses until such time as it commences the sale of aircraft on a commercial scale. Research and development expenses have consisted primarily of the costs of personnel, facilities, materials and equipment required to conduct our development activities. Such expenses aggregated $50,412,000 from inception through December 31, 1999. Such expenses were incurred to develop the JETCRUZER 450, to obtain a Type Certificate with respect thereto, and to begin the design of the JETCRUZER 500 and the STRATOCRUZER 1250 "See Other Aircraft".

Industry Background

          The general aviation industry comprises essentially all nonmilitary aviation activity other than scheduled and commercial airlines licensed by the FAA and the Department of Transportation. General aviation aircraft are frequently classified by their type and number of engines and include aircraft with fewer than 20 seats. There are three different types of engines: piston, propjet and turbofan (jet). Piston aircraft use an internal combustion engine to drive a propeller and there may be one or two engines and propellers. Propjet aircraft combine a jet turbine powerplant with a propeller geared to the main shaft of the turbine and there may be one or two engines and propellers. Turbofan aircraft use jet propulsion to power the aircraft. Although there are usually two engines on general aviation turbofan aircraft, there may also be one or three.

          Purchasers of general aviation aircraft include corporations, governments, the military, the general public and fractional interest entities. A corporation may purchase a general aviation aircraft for transporting its employees and property. Many companies use an aircraft in their line of business, including on-demand air taxi services, air ambulance services and freight and delivery services. Governments and military organizations may purchase an aircraft for the transportation of personnel, freight and equipment. Members of the general public may purchase an aircraft for personal and/or business transportation, freight, equipment and pleasure use. Fractional interest entities purchase one or more aircraft and then sell interests in each aircraft to several persons or entities. Each entity pays for its share of maintenance and operating costs and its access to and use of the aircraft. Increased corporate earnings may encourage corporations to acquire an aircraft. An aircraft must qualify under FAA regulations in order to be used for certain purposes, and the ability of an aircraft to so qualify will have a material affect on the potential market for such aircraft.

          Currently, there are fewer than ten major manufacturers of general aviation aircraft based in the United States. Piston aircraft make up the numerical majority of aircraft delivered by these manufacturers, whereas propjets and jet aircraft account for the majority of billings. Aircraft deliveries by United States manufacturers have increased consistently with sales generating approximately $3.1 billion in 1996, $4.8 billion in 1997, $5.9 billion in 1998 and $7.9 billion in 1999.

Strategy

          Our objective is to become a worldwide market leader in the sale and manufacture of small business aircraft. To achieve this objective, we intend to focus on the performance, efficiency and safety of our proposed aircraft, which will differentiate these aircraft from our competition. Our strategy is to capitalize on a perceived lack of low-priced, high-performance aircraft in the marketplace. Our Company believes that its ability to offer an aircraft which out performs competitive aircraft at a reduced cost will enable us to penetrate the world business, private and government aircraft markets. Additionally, our Company intends to expend substantial resources on a worldwide sales and marketing program to position itself with potential customers.

          We believe that aircraft sales are heavily dependent on the quality and safety of a company's products. Accordingly, we intend to maintain high quality and safety standards in all aspects of the design and manufacture of our proposed aircraft. For example, we believe that certain design features of the JETCRUZER 500, such as the canard wing, will make the aircraft spin resistant and that the absence of wing flaps will make the operation of the aircraft less susceptible to pilot error. In addition, our Company believes that the reliability of its component suppliers, such as Pratt & Whitney, the engine manufacturer, will be viewed favorably by potential customers.

          Our Company believes that it will be able to offer aircraft at a comparatively low price by containing the costs of obtaining FAA certification and amendments to such certification as well as the costs of manufacturing. Our Company believes that it was able to obtain its Type Certificate for the JETCRUZER 450 at a significantly lower cost than its competitors, with regard to comparable aircraft, due, in part, to our Company's smaller size as compared to its competitors, resulting in our Company's ability to contain administrative costs and the overhead expenses allocable to the development process. Additionally, our Company's Southern California location is home to a number of workers from recently downsized aerospace and defense companies who our Company was able to hire to assist in the certification of the JETCRUZER 450. These employees provided us with an expertise in testing, certifying, tool and jig manufacturing and other aspects of the certification process that would not otherwise have been available to us.

          Our Company believes that it will be able to control manufacturing costs by producing most of the tooling, jigs, dies and molds in-house required for the manufacture of its aircraft. Also, because our Company produces the airframe and most of the associated components of its aircraft in-house, it will have greater control over the production process; and we believe that this control will also help keep construction and certification costs at reduced levels.

Aircraft

          General.  Our aircraft are based on a canard wing design in which a
          -------
smaller wing (the "canard") is installed in front of the aircraft's main wing. We believe that this design provides for improved safety margins and performance, including spin resistance and increased lift, and increased ride comfort as compared to more conventional aircraft designs.

          We believe that the JETCRUZER 500 provides increased safety margins, in part, because it will be certified under the latest safety regulations adopted by the FAA. Additionally, the canard design, which provides dual lifting surfaces, makes the JETCRUZER 500 resistant to spins. An airplane may enter a spin when one main wing stalls (i.e. stops producing lift) before the other. On the JETCRUZER 500, the canard wing will stall before the main rear wing, thereby automatically lowering the aircraft's nose and increasing its airspeed, thus preventing a stall of either of the main wings. Since the main wing of the JETCRUZER 500 does not stall, it does not lose lift on one side before the other and thus, in part, the aircraft is resistant to spins. The JETCRUZER 500 has increased lift in part because the graphite composite fuselage of the JETCRUZER 500 is lighter than a fuselage made of aluminum, used by most of our competitors, and the canard wing design provides an additional lifting surface as compared to conventional aircraft. Generally, lighter weight and additional lifting surfaces result in greater lifting capacity.

          Management also believes that our aircraft will provide performance advantages over competitors' models, including better handling characteristics and increased speed. Based on the reports of its test pilots, our Company also believes that the JETCRUZER 500 provides increased ride comfort, and a quieter ride, than aircraft of a conventional design. The JETCRUZER 500 will not require pilot licensing beyond that required for other single-engine propjet aircraft.

          The fuselage of each aircraft is made of an advanced graphite composite/nomex honeycomb sandwich with embedded aluminum and copper screen mesh for lightning protection, which is processed in our nitrogen-pressurized autoclave. The canard wing on the JETCRUZER 500 is constructed of aircraft aluminum. The main rear wing and the ailerons of all of the aircraft are constructed of aircraft aluminum skin and spar and rib construction. Flaps are not required on the JETCRUZER 500 because of the design and high lift capabilities of the canard and the main wing. The engine and propeller of the Company's JETCRUZER 500 aircraft are located at the rear of the fuselage, thus providing passengers with a quieter ride.

          JETCRUZER 500.  The JETCRUZER 500 is a six-seat (including pilot),
          -------------
high performance single engine propjet with conventionally constructed wings made from aluminum attached to a fuselage formed from a high-strength graphite nomex honeycomb composite material. The aircraft has a canard configuration with two lift-producing surfaces and no conventional wing flaps. The JETCRUZER 500 is powered by a Pratt & Whitney PT6A-66A propjet engine located at the rear of the aircraft. The JETCRUZER 500 is a modified version of the JETCRUZER 450.

          In June 1994, the FAA awarded us a Type Certificate for the JETCRUZER 450, which is a non-pressurized propjet aircraft powered by a smaller Pratt & Whitney engine. However, the Type Certificate is subject to a number of FAA limitations that were imposed as a result of the aircraft's early stage of development. For example, the maximum number of occupants was limited to five, as compared to the six passenger (including pilot) design configuration of the JETCRUZER 500, and the maximum operating speed was limited to 178 mph, as compared to the approximately 345 mph design speed of the JETCRUZER 500. We are amending the Type Certificate to remove these limitations in the certification of the JETCRUZER 500.

          In order to amend the Type Certificate to include the JETCRUZER 500, additional work is being performed on the aircraft by our Company, including adding a larger fuselage, pressurization, environmental systems, de-icing capability, and autopilot certification, all of which have been necessary to produce the JETCRUZER 500 for commercial sale. Two model 500's have already been produced and flown with the next two anticipated to be completed in the third and fourth quarters of 2000. The entire JETCRUZER program has almost a thousand hours of flight testing. Several hundred additional hours of testing will be required to obtain the amendment of the Type Certificate. We anticipate the certification amendment will be received in the middle of 2001. There can be no assurance, however, that obtaining the amendment will not take longer than anticipated.

          Although no assurance can be given as to the performance characteristics of any aircraft in its design phase, based on the performance of the JETCRUZER 450, we believe that the JETCRUZER 500 will carry six passengers (including pilot) and have a cruise speed of approximately 345 mph. We also believe that the aircraft should be able to climb at approximately 2,600 feet per minute, cruise at an altitude of 30,000 feet above sea level and travel from Los Angeles to New York with only one stop. The interior of the aircraft will be built either to a customer's specifications or in accordance with one of our Company's standard configurations. These statistics reflect the overall anticipated performance of the JETCRUZER 500. However, interior configuration, optional equipment, weather conditions and flying weight will affect the performance of an individual aircraft. The JETCRUZER 500 currently is available for commercial sale at a base price of $1,495,000.

Other Aircraft

          STRATOCRUZER(R) 1250.  We currently intend to further develop a twin
          --------------------
engine jet aircraft called the STRATOCRUZER 1250. The STRATOCRUZER 1250, will be a canard aircraft with three flying surfaces powered by two Williams/Rolls Royce FJ44-2 fan jets. It will seat up to 12 passengers, plus the pilot. Based on its design and preliminary testing, it is anticipated that the STRATOCRUZER 1250 will have a maximum cruise speed of approximately 500 mph, a range of approximately 3,700 miles and a pressurized ceiling of 41,000 feet. The STRATOCRUZER 1250 will be able to takeoff in less than 3,200 feet and land in less than 3,000 feet. The instrumentation of the STRATOCRUZER 1250 will consist of digital electronic avionics, including EFIS (an Electronic Flight Instrumentation System, which includes color monitors on which flight instrument data, weather radar, maps and other navigation information are available) and GPS (Global Positioning System) navigation. The aircraft will be of lightweight construction. We believe that the STRATOCRUZER 1250's comparatively light weight, combined with, among other things, its additional lifting surfaces, fuel efficient engines and aerodynamic design, will give the STRATOCRUZER 1250 superior range and fuel efficiency compared to other twin jets. The Company will be required to obtain a new FAA type certificate for the STRATOCRUZER 1250.

          The STRATOCRUZER 1250 is in a very early stage of development, and the completion of such development will also require substantial capital resources beyond those which our Company currently possesses. Therefore, there can be no assurance that we will obtain the capital resources necessary to continue the development of the STRATOCRUZER 1250 or, if such resources are obtained, successfully develop and certify the STRATOCRUZER 1250. Accordingly, the Company cannot predict when, if ever, the STRATOCRUZER 1250 will be available for commercial sale.

Manufacturing

          Our Company has designed, produced or procured most of the equipment necessary for production of the JETCRUZER 450 and has used that equipment to certify the aircraft. We are is in the process of obtaining and producing additional sets of the equipment necessary for production of the JETCRUZER 500. Our Company will produce, in-house, substantially all of the tooling necessary for the production of its aircraft, from master models to major jigs and fixtures. Our Company believes it has achieved, and will continue to achieve, cost savings by manufacturing tooling in-house. Additionally, nearly all airframe assemblies and parts are intended to be produced in-house, except for special tasks such as spar milling and painting. The manufacturing process for our aircraft is highly technical and requires skilled assembly technicians. We believe that a number of such skilled individuals are available in Southern California in general, and in Long Beach in particular. However, no assurance can be given that these individuals will in fact be available to us.

          The equipment and procedures used by our Company for manufacturing must be certified, and are subject to inspection and continuing oversight, by the FAA.

          Our Company has a complete in-house computer design system, with interactive, computer-aided design ("CAD") capabilities. We maintain an Aircraft Quality Control System ("AQCS") designed to meet the requirements of the military, the National Aeronautics and Space Administration ("NASA") and the FAA. An AQCS is a system mandated and approved by the FAA to assure the integrity and traceability of aircraft components, parts, and systems. It is required as a condition to obtaining a type certificate and a production certificate. All of our precision tools and gauges are certified by the National Bureau of Standards.

          Our Company will manufacture the advanced graphite composite fuselage structure used in the construction of its aircraft in its own computer-controlled, nitrogen-pressurized autoclave. The autoclave was purchased new in 1990 and was used in the construction of the certification aircraft. It can achieve temperatures of up to 650 degrees Fahrenheit and pressure of 150 pounds per square inch. The graphite material is very strong and lightweight. In the course of certifying the JETCRUZER 450, our Company believes it has demonstrated to the FAA that the graphite material meets or exceeds all standards set by the FAA for aircraft construction material. Use of the graphite composite material simplifies the manufacturing process because, unlike metal construction, it eliminates most riveting, which is a labor intensive, time consuming process. The graphite sections are bonded together through a process which provides strength equal to or greater than riveting. The metal wings of the aircraft are attached to the composite portions of the airframe through a manufacturing technique developed by us.

Marketing, Distribution and Service

          Our Company has developed an in-house sales and marketing organization and is marketing its aircraft in the United States and abroad through trade publications, news releases, attendance at aircraft trade shows, and independent distributors and agents.

          Our Company's marketing and sales efforts to date have emphasized aircraft trade shows, from which a significant amount of new aircraft orders have been generated. We participated in numerous air shows, including the Paris Air Show, the National Business Aircraft Association USA Show and the Singapore Aerospace Show. Management believes that, in addition to sales generated directly from such events, participation in trade shows introduces our aircraft to potential purchasers and increases overall awareness of our products. We also promote general knowledge of our products by issuing press releases to aviation magazines and newspapers. We also use paid advertising in trade magazines, general interest flying magazines and international business magazines to promote its products.

          Management anticipates that most of our aircraft will be sold to corporations for transportation of their personnel, guests and company property. We have developed direct marketing programs to target such corporations. Our Company believes that its aircraft will also be attractive to customers other than corporations and is addressing these markets as well. These markets include current owners of single and twin engine aircraft who operate their own aircraft for business purposes, governmental entities that use aircraft for transportation, surveillance, mapping photography, forest fire detection, and fractional use entities who purchase one or more aircraft and sell interests in each aircraft to several persons or entities. Our Company believes that the relatively low purchase price, performance, safety and cost of operating its aircraft will make them attractive to such purchasers. Other potential specialty markets may include air freight and delivery services, on-demand air taxi services and/or charter and air ambulance use.

          Pursuant to FAA regulations effective as of May 4, 1998, single-engine aircraft may be used for commercial passenger revenue-paying flights (whether on-demand charter or scheduled) in Instrument Flight Rules (IFR) conditions, provided the pilot and the aircraft meet certain FAA certification, proficiency, maintenance and additional equipment and airworthiness requirements. We believe that the affect of this FAA resolution will be to open up new markets for the JETCRUZER 500.

          We intend to provide referral assistance to customers who require financing to complete the purchase of an aircraft from us. Overseas sales may be financed through the United States Export/Import Bank ("EXIM"), which may provide loans to qualified overseas customers, and through several domestic banks. Additionally, EXIM may provide low-cost working capital loans to our Company upon the receipt of evidence of export sales commitments.

          Service.  Our aircraft will be serviced primarily by fixed base
          -------
operations ("FBOs") authorized by us. FBOs are established aircraft maintenance companies located at airports throughout the world which service general aviation aircraft produced by virtually all major aircraft manufacturers. If and when customers in a particular region or country begin to acquire aircraft manufactured by us, an appropriate FBO for that area will be identified and authorized by the Company after consultation with the agent and/or distributor for that area. Our Company will provide training and a service manual to the employees of its authorized FBO's. Required parts and repair materials will be air freighted to the FBO's as required. Maintenance and repair of major systems included in our aircraft, such as engines and avionics, will be provided by the manufacturers of those systems.

Suppliers

          We rely on various suppliers of materials and components which are necessary to manufacture its aircraft. In particular, the engines and the avionics are provided by outside manufacturers. These suppliers also produce equipment for aircraft manufacturers other than our Company. Engines for the JETCRUZER 500 are manufactured by Pratt & Whitney. Engines for the STRATOCRUZER 1250, if developed, will be manufactured by Williams/Rolls Royce. We have contractual rights to engines from Pratt & Whitney. The failure of suppliers or subcontractors to meet our performance specifications, quality standards or delivery standards or schedules could have a material adverse effect on our operations. Moreover, our Company's ability to significantly increase its production rate following the introduction of the JETCRUZER 500 could be limited by the ability or willingness of its key suppliers to increase their delivery rates.

Competition

          The JETCRUZER 500 will compete against several other types of aircraft, including new and used single and multi-engine propjets and high-end piston powered aircraft. Management believes its aircraft will be differentiated from its competition based primarily on the aircraft's price and performance. Single engine propjets have only recently come into use in the general aviation industry, and there are not many competitors in this category. Twin engine propjets are far more common and vary significantly in size.

          Single engine propjet competition for the JETCRUZER consists of three aircraft. The Cessna Caravan is all metal and sells for $1.4 million and has a high speed of 160 kts, a landing gear that does not retract, no pressurization and is designed basically for freight use. Cessna delivered 700 Caravans in 7 years and received an order for 100 aircraft from one customer. The Company also expects competition from the TBM 700. Made in France from metal, it has a similar passenger capacity and performance to the JETCRUZER, but its $2.6 million price tag is almost double that of the JETCRUZER. The last competitor is the Pilatus PC-12. Made in Switzerland from metal, it has a lower airspeed of 270 kts and sells for almost double the price of the JETCRUZER at $2.4 million. All competitive aircraft are based on conventional designs, which are more than 30 years old, and are made from metal. JETCRUZER's prime advantage is its design, lightweight graphite composites, high performance and is one of the lowest priced propjets in the world.

          An additional competitor to the JETCRUZER 500 could be the Malibu Mirage. The Malibu Mirage is a single engine piston powered aircraft, rather than a propjet. It is manufactured in the United States by The New Piper Aircraft Corp. It has an airspeed of 267 miles per hour and a range of approximately 1,200 miles. We believe that piston aircraft such as the Mirage, and propjet aircraft such as the JETCRUZER 500 compete for different customers based on performance, speed and reliability. However, the price differential may induce certain purchasers to select the lower-priced piston aircraft.

          We believe that the JETCRUZER 500 may compete with and compare favorably to various twin engine propjets, such as the King Air C-90B, in airspeed and passenger seating at a significantly lower purchase price and operating cost. The King Air C-90B is a twin engine propjet of conventional design which is manufactured in the United States by Raytheon Aircraft Co. (Beechcraft). It has an airspeed of approximately 284 miles per hour and has seven seats. Its approximate base price is $2,488,000. However, certain customers may be reluctant to purchase a single-engine aircraft such as the JETCRUZER 500 due to the perception of additional safety associated with twin-engine aircraft.

          Most of our competitors are substantially larger in size and have far greater financial, technical, marketing, and other resources than we do. Certain of our actual and potential competitors may have technological capabilities or other resources that would allow them to modify existing aircraft or develop alternative new aircraft which could compete with our aircraft. Therefore, there can be no assurance that future technological changes or marketing initiatives on the part of our competitors will not have a material adverse effect on our ability to market our aircraft.

          Additionally, indirect competition and potential sales will come from the used aircraft market, both propjets and jets, which have sales prices near that anticipated for the JETCRUZER 500. As the prices of new aircraft have increased, buyers have turned in greater numbers to the used aircraft market. Our Company, however, believes that it may be able to attract purchasers who might otherwise acquire a used aircraft by emphasizing the price, performance and technology, of our aircraft.

          Product Liability and Insurance.  The failure of an aircraft
          -------------------------------
manufactured by our Company or any other mishap involving such an aircraft may result in physical injury or death to the occupants of the aircraft or others, and therefore, we could be subject to lawsuits involving product liability claims. We intend to obtain product liability insurance for aircraft purchased by customers before the delivery of the first customer's aircraft. However, such insurance is expensive, subject to various exclusions and, although the product liability insurance for manufacturers of general aviation aircraft has become somewhat more available and less costly over the last two years, there can be no assurance that such coverage will be available to us on acceptable terms or at all. Further, should we become involved in product liability litigation, the expenses and damages awarded could be large and the scope of any coverage may be inadequate. Our Company has obtained other insurance as needed, including flight test insurance for its pilots and aircraft used during the FAA certification process.

Government Regulation

          The manufacture of aircraft is subject to extensive regulation by the FAA. Both the finished product and the process of manufacturing itself must be certified by the FAA, as must the type design. Failure to obtain or maintain all required FAA certifications would have a material adverse effect on our operations.

     Certification.  On June 14, 1994, we obtained a Type Certificate from the
     -------------
FAA for the JETCRUZER 450. For an aircraft model to be manufactured for sale, the FAA must issue a type certificate and production certificate for that model; for an individual aircraft to be operated, the FAA must issue an airworthiness certificate for that aircraft. Type certificates are issued by the FAA when an aircraft model is determined to meet applicable performance, safety, environmental, and other technical criteria. In the case of aircraft such as the Company's which have one or more unconventional design characteristics for which there are no applicable criteria, such criteria are developed and applied in the course of the type certification process. More stringent airworthiness criteria and additional equipment requirements become applicable if the aircraft will be used in commercial passenger operations, whether on-demand charter or scheduled. Production certificates are issued by the FAA after it determines that the type certificate holder (or its licensee) has the facilities and quality control capability to manufacture aircraft that will meet the design provisions of the applicable type certificate. An airworthiness certificate is issued by the FAA for a particular aircraft when it is certified to have been built in accordance with specifications approved under the type certificate for that model; the airworthiness certificate remains in effect so long as required maintenance, repairs and upkeep are performed.

     Our Company is in the process of amending its Type Certificate with respect to the JETCRUZER 450 to include the JETCRUZER 500. Our Company will be required to obtain a new type certificate if and when it proceeds with development of the STRATOCRUZER 1250.

     Obtaining an amended FAA type certificate can be difficult, costly, and time consuming. To date, our Company has accomplished, among other things, (a) the filing of an appropriate application with the FAA, (b) development and submission to the FAA of an appropriate design and substantiating data and receipt of FAA approval that such design and data comply with applicable FAA airworthiness standards, (c) development and receipt of FAA approval of a flight test plan, (d) construction of an initial prototype JETCRUZER 500 for use in flight testing and construction of a flight test Jetcruzer 500, currently in flight testing, and (e) completion of fuselage pressurization tests. We must accomplish the following before receiving an amendment to our Type Certificate for the JETCRUZER 500: (a) successful completion of conformity inspections requested by the FAA from time to time to ensure compliance of the aircraft with the type design, (b) completion of the JETCRUZER 500 fuselage for static tests and the completion of the JETCRUZER 500 for flight tests, (c) completion of Company flight tests and receipt of precertification approval from the FAA, (d) completion of additional flight tests under FAA supervision, (e) development and receipt of FAA approval of an airplane flight manual, and (f) development and receipt of FAA approval of maintenance and inspection requirements for the aircraft. Although the time required to obtain an amended type certificate may vary, our Company believes that it can obtain an amended certificate for the JETCRUZER 500 during the middle of 2001.

     Our Company intends to obtain a FAA production certificate for the commercial production of its aircraft. In order to obtain a production certificate, we must commence production of an aircraft and make application for the certificate. The FAA will regularly inspect our Company's facilities and procedures during the production process.

     When the initial aircraft is nearly complete, we must have submitted all required materials, including a copy of the applicable quality assurance manual. The FAA will then review the materials submitted and the results of its inspections and will either issue the production certificate or require that our Company modify its quality assurance manual or the manufacturing process, or both. While production will not necessarily stop during the review process, a failure to receive a production certificate would likely delay the manufacturing process. The time required to obtain a production certificate is identical to and concurrent with the time required to manufacture the first commercially-produced applicable aircraft; which we believe will be five to six months in the case of the JETCRUZER 500. The Company expects to obtain the production certificate during the middle of 2001.

     There can be no assurance that our Company will not encounter a delay in obtaining a production certificate for its planned aircraft models or airworthiness certificates for individual aircraft.

     Our Company will also be subject to the risk of modification, suspension or revocation of any FAA certificate it holds. Such modification, suspension, or revocation could occur if, in the FAA's judgement, compliance with airworthiness or safety standards by us is in doubt. If the FAA were to suspend or revoke our type or production certificates for an aircraft model, sales of that model would be adversely affected or terminated. If, in the FAA's judgement, an unsafe condition developed or was discovered after one or more of our aircraft had entered service, the FAA could issue an "Airworthiness Directive," which could result in a regulatory obligation upon the Company to develop appropriate design changes. Foreign authorities could impose similar obligations upon our Company as to aircraft within their jurisdiction. Any or all of the above occurrences could expose us to substantial additional costs and/or liability.

     Product Liability.  In 1994, the United States Congress passed and the
     -----------------
President signed the General Aviation Revitalization Act of 1994 ("GARA"). GARA provides protection for manufacturers of general aviation aircraft against certain lawsuits for wrongful death or injuries resulting from an aircraft accident. Except as set forth in GARA, and provided a period of 18 years has passed from the date of delivery of the aircraft to the original purchaser or retailer, no claim for damages resulting from personal injury or wrongful death may be brought against the manufacturer of a general aviation aircraft. Although GARA will not directly affect the Company until eighteen years from the date it delivers its first aircraft, management believes that GARA will indirectly benefit our Company immediately, in that it may encourage increased manufacturing and sales of general aviation aircraft and this increased activity may in turn result in an increased number of licensed pilots. Management believes that a greater number of licensed pilots may provide an increased market for our aircraft. However, there can be no assurance that Management's view of GARA's effects will prove to be correct.

     Foreign Certification.  In order for our Company to sell its aircraft in
     ---------------------
foreign countries, it must comply with each country's aircraft certification process. Certain countries will accept as adequate the certification issued by the FAA, while others impose additional requirements. In countries which do require additional certification, the FAA certification often provides a starting point from which such country begins its certification process. Our Company intends to begin certification processes in a foreign country once it has received the amendment to the Type Certificate for the JETCRUZER 500 and has finalized a sale or distributorship in that country. Our Company has not yet determined which foreign markets it will first address. Priorities in this area will be established by the levels of interest in the Company's products of dealers and distributors in the various foreign markets.

Employees

     As of July 31, 2000 the Company had 108 full time employees. The Company believes that its relations with its employees are good. The Company is not a party to any collective bargaining agreement.

                Name                        Age                     Position
     Carl Leei Chen, Ph.D                    55        Chairman of the Board,
                                                       President, Chief Executive
                                                       Officer, Director and Director
                                                       Nominee

     C.M. Cheng                              55        Consultant to the Company,
                                                       Director and Director Nominee

     James A. Lovell                         71        Director and Director Nominee

     S.B. Lai, Ph.D.                         49        Director and Director Nominee

     Other Officers:

     Gene Comfort                            56        Executive Vice President and
                                                       General Manager

     David M. Turner, CPA                    65        Vice President Finance and
                                                       Administration, Chief Financial
                                                       Officer, and Secretary

     Michael W. Lai                          52        Vice President Engineering

     Directors serve until the next annual meeting or until their successors are elected or appointed. All officers are appointed by and serve at the discretion of the Board of Directors, other than Dr. Chen, who has an employment agreement with the Company. See Management - Employment Agreement. There are no family relationships between any directors or officers of the Company.

     Dr. Carl L. Chen is the founder of the Company and has been its President and a director since the Company's incorporation in January 1990 and the Chief Executive Officer of the Company since December 1994. From January 1992 to October 1995, Dr. Chen served as President, and since January 1992 has been a minority stockholder, of Union China Investment and Development Group, Inc. (Union China), a company located in Monterey Park, California, which was formed to invest in commercial real estate. Union China confirmed a plan of reorganization pursuant to Chapter 11 of the Federal bankruptcy laws in August 1995. The bankruptcy case for Union China was closed in May 1996 pursuant to a Final Decree and Order Closing Case entered by the Bankruptcy Court for the Central District of California. Since January 1992, Dr. Chen has served as the President of California Aerospace Technology, Inc., a consulting company for the satellite industry, located in Monterey Park, California. Dr. Chen was Chairman of SIDA Corporation, a high technology trading company located in Monterey Park, California, from 1989 to May 1996. Prior to founding the Company in 1990, Dr. Chen was a Satellite System Engineering Manager at Hughes Space and Communications, Inc. for 15 years. Dr. Chen has a Ph.D. in Engineering from the California Institute of Technology and Masters Degrees in Control Engineering and Aerospace Engineering from UCLA and West Virginia University, respectively. Dr. Chen is a graduate of the Owner/President Management program at the Graduate School of Business Administration of Harvard University.

     C.M. Cheng is a consultant to the Company and has served as a director of the Company since June 1996. Since April 1996, Mr. Cheng has been a Vice President of Eurotai International, Ltd., a private company located in Taipei, Taiwan, which distributes health food products. From 1984 to April 1996, Mr. Cheng served as a Vice President, Director of the Office of the President, and Manager of Corporate Planning with Taiwan Yeu Tyan Machinery, Mfg. Co. Ltd., a public company located in Taipei, Taiwan, which manufactures automobiles and heavy equipment. From 1980 to 1983, Mr. Cheng was an Associate Professor of Economics and Management at Taiwan National Sun-Yet-Sen University. Mr. Cheng is the director of Harpa Limited, a corporation organized under the laws of the Cayman Islands (Harpa), a principal stockholder of the Company. See Certain Relationships and Related Transactions and Principal Shareholders.

     James A. Lovell Jr. is the former spacecraft commander of the Apollo 13 mission. He currently is the President of Lovell Communications, a business devoted to disseminating information about the United States Space Program. Prior to that he was Executive Vice President of Centel Corporation. Mr. Lovell is a Fellow in the Society of Experimental Test Pilots and a member of the Golden Eagles. He has been granted many honors and awards, including the Presidential Medal for Freedom, the French Legion of Honor and the Congressional Space Medal of Honor. In 1994 he and Jeff Kluger wrote Lost Moon, the story of the Apollo 13 mission.

     S. B. Lai has served as director of the Company since October 1997. Mr. Lai is currently a Professor with the Graduate School of Business Administration, National Chengchi University, Republic of China; the Secretary General, Chinese Management Association, Republic of China; a third term Republic of China National Assemblyman, Republic of China; and is Judge and Committeeman of the National Quality Award. Over the past five years, Mr. Lai has also served as a Director of the Ta-Yeh University, Republic of China; Secretary General of the Chinese Management Association, Republic of China; and is a consulting committeeman for the Ministry of Economic Affairs and the Ministry of Education Affairs of the Republic of China. Mr. Lai received a BSME and MBA from National Cheng-Kung University and a MSISE and Ph.D. from the University of Southern California.

     Gene Comfort has been the Executive Vice President and General Manager of the Company since September 1995. He served as a director of the Company from May 1996 through March 2000. From July 1993 to September 1995, Mr. Comfort was the Vice President-Marketing of the Company, and he was the Director of Marketing of the Company from April 1991 to July 1993. Mr. Comfort has been involved in the aircraft industry for over 25 years in a variety of marketing, sales and management positions. Mr. Comfort is a single and multi engine rated pilot.

     David M. Turner, CPA joined the Company in January 1997. Prior to that, from 1994, he served as the Chief Financial Officer of Taitron Incorporated, a publicly held company that distributes discrete semiconductors. From 1991 to 1994, Mr. Turner was President and sole owner of Maynard Enterprises, Incorporated, a privately held consulting business working primarily in the health care industry. From 1988 to 1991, Mr. Turner was the Chief Financial Officer and Corporate Vice President of Finance of the Greater Southeast Management Company, a Washington D.C. company that operated an inner city health care system, which included two hospitals, three nursing homes and several subsidiary health care companies in the Mid Atlantic area. During the same period, Mr. Turner was President and a Director of Greater Southeast Asset Management Company, the asset-holding subsidiary of the Greater Southeast Healthcare System. Mr. Turner received a Master of Business of Administration from the University of Cincinnati.

     Michael W. Lai joined the Company in May 1, 1998. Mr. Lai is in charge of Engineering operations for the high performance JETCRUZER(TM) 500 single engine propjet aircraft and the long range, STRATOCRUZER(TM) twin jet aircraft. He brings a vast and extensive Aerospace, Engineering and Management background to AASI as Director, President, General Manager and Design Engineer for major aerospace corporations. Mr. Lai's impressive background includes; Design Engineer for Volpar Inc., on 707, 727 and DC-9 aircraft, Airframe Designer for Saunders Aircraft Corp., Ltd. Gimli Canada on ST-27 commuter aircraft and Associate Engineer for Continental Airlines, on DC-9, DC-10 and Boeing 727 commercial aircraft. Mr. Lai is a FAA, FAR 23 and 25 Designated Engineering Representative (DER) in Airframes, Structures, Systems and Equipment. He is a licensed pilot and has a Masters in Systems Engineering from West Coast University, Los Angeles, CA, a B.S. in Applied Mathematics (Engineering Option) and an A.A. in Aircraft Maintenance Technology from Northrop institute of Technology, Inglewood CA. Mr. Lai also holds FAA, A&P and Transport Canada, Aircraft maintenance Licenses AML.

     The Board of Directors held three meetings in 1999 and all Directors were present at each meeting. The Board of Directors has a Compensation Committee, which makes recommendations to the Board concerning salaries and incentive compensation for officers and employees of the Company. The members of the Compensation Committee are Messrs. Lai and Lovell. The Board of Directors also has an Audit Committee which reviews the results and scope of the audit and other accounting related matters. The members of the Audit Committee are currently Messrs. Lai and Lovell. Both committees held three meetings during 1999.

     The Company has agreed to nominate a designee of the Underwriter of its recent public offering who is reasonably acceptable to the Company for election to the Company's Board of Directors, if so requested by the Underwriter, for a period of five years from December 6, 1996.

                                  MANAGEMENT

Executive Compensation

     The following tables set forth certain information as to the Company's Chief Executive Officer and each of the Company's four most highly compensated executive officers whose total annual salary and bonus for the fiscal year ending December 31, 1999 exceeded $100,000:

                          SUMMARY COMPENSATION TABLE

                            Annual Compensation/(1)/

            Name and Principal Position        Year     Salary    Bonus        Other
                                                                           Compensation
     Carl L. Chen, Ph.D.                     1999     $191,000       $0     $39,248/(2)/
       Chairman and Chief Executive          1998     $200,000       $0     $39,248/(2)/
       Officer                               1997     $200,000       $0     $39,248/(2)/
     Gene Comfort                            1999     $143,000       $0     $     0
       Executive Vice President              1998     $160,961       $0     $     0
                                             1997     $150,000       $0     $     0

/(1)/ The compensation described in this table does not include medical insurance, retirement benefits and other benefits which are available generally to all employees of the Company and certain perquisites and other personal benefits, the value of which did not exceed the lesser of $50,000 or 10% of the executive officer's compensation in the table.

/(2)/ Represents premium for life insurance paid by the Company on behalf of Dr.
      Chen.

Employment Agreement

     The Company entered into an eight-year employment agreement (the Chen Employment Agreement) with Dr. Carl Chen, the Company's, Chairman, Chief Executive Officer and President, commencing in May 1996. The Chen Employment Agreement provides that, in consideration for Dr. Chen's services, he is to be paid an annual salary of $200,000. He will receive increases in salary and bonuses as deemed appropriate by the Board of Directors. The Company will maintain life insurance coverage on Dr. Chen, and Dr. Chen may name the beneficiary of such policy. The Chen Employment Agreement also provides that he will not compete with the Company during the term of the Agreement and for eighteen months thereafter and that, if Dr. Chen's employment is terminated by the Company without cause (as defined therein), he will receive up to eighteen months' salary as severance, payable monthly commencing on the thirtieth day following such termination without cause.

Compensation of Directors

     Non-employee directors receive $2,000 for each Board of Directors meeting attended. The Company pays all out-of-pocket expenses of attendance.

Principal Shareholders

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of March 31, 2000 by (i) each person who is known by the Company to own beneficially more than 5% of any class of the Company's outstanding voting securities, (ii) each of the Company's directors and executive officers, and (iii) all officers and directors of the Company as a group.

         Title of Class                 Name and Address of           Common Stock       Percent of
                                       Beneficial Owner/(1)/          Beneficially       Ownership
                                                                       Owned/(2)/
Class A Common Stock              Dr. Carl L. Chen/(3)/                        75,000           1.05%
Class B Common Stock                                                          826,751           43.5%
Class E-1 Common Stock                                                      1,653,503          41.34%
Class E-2 Common Stock                                                      1,653,503          41.34%
Class A Common Stock              Gene Comfort/(4)/                            24,400            .34%
Class B Common Stock                                                           60,001           3.15%
Class E-1 Common Stock                                                        120,000           3.00%
Class E-2 Common Stock                                                        120,000           3.00%
Class A Common Stock              C.M. Cheng/(4)//(5)/                         24,000            .34%
Class B Common Stock                                                        1,013,572          53.33%
Class E-1 Common Stock                                                      2,027,144          50.67%
Class E-2 Common Stock                                                      2,027,144          50.67%

Class A Common Stock              James A. Lovell Jr./(4)/                     20,000             .3%

Class A Common Stock              S.B. Lai, Ph.D./(8)/                         14,000             .2%

Class A Common Stock              David Turner/(9)/                            18,100             .2%

Class A Common Stock              All executive officers                      155,700            2.0%
Class B Common Stock              and directors as a                        1,900,324            100%
Class E-1 Common Stock            group (6 persons)                         3,800,647          95.02%
Class E-2 Common Stock                                                      3,800,647          95.02%

Class B Common Stock              Harpa Limited/(7)/                        1,013,572          53.33%
Class E-1 Common Stock                                                      2,027,144          50.67%

         Title of Class                 Name and Address of           Common Stock       Percent of
                                       Beneficial Owner/(1)/          Beneficially       Ownership
                                                                       Owned/(2)/
Class E-2 Common Stock                                                      2,027,144          50.67%

Class B Common Stock              Shih Jen Yeh/(7)/                         1,013,572          53.33%
Class E-1 Common Stock                                                      2,027,144          50.67%
Class E-2 Common Stock                                                      2,027,144          50.67%

Class B Common Stock              Chyao Chi Yeh/(7)/                        1,013,572          53.33%
Class E-1 Common Stock                                                      2,027,144          50.67%
Class E-2 Common Stock                                                      2,027,144          50.67%

Class A Common Stock              Fidelity Management                         487,500           8.80%
                                  Research Company/(10)/

(1) Except as otherwise indicated, the address of each principal stockholder is c/o the Company at 3205 Lakewood Blvd., Long Beach, California 90808. The Company believes that all persons named have sole voting power and sole investment power, subject to community property laws where applicable.

(2) The Common Stock of the Company is divided into four classes. Each share of Class B Common Stock, Class E-1 Common Stock and Class E-2 Common Stock is entitled to five votes per share, and Class A Common Stock is entitled to vote per share. The shares of Class E Common Stock are subject to redemption by the Company if the Company does not achieve certain income or market price levels.

(3) Includes 200,000 shares of Class E-2 Common Stock held by Julie C. Chen, as trustee of the Eric F. Chen Trust under Declaration of Trust dated August 31, 1996, for the benefit of Eric F. Chen, Dr. Chen's son. Julie Chen is Dr. Chen's sister-in-law. Dr. Chen disclaims beneficial ownership of the 200,000 shares held by the Trust for the benefit of his son. Excludes 25,000 shares of Class A Common Stock issuable upon the exercise of options not exercisable within 60 days and includes options for 75,000 shares of Class A Common Stock which are currently exercisable.

(4) Excludes 15,000 shares of Class A Common Stock issuable upon the exercise of options which are not exercisable within 60 days and includes options for 20,000 shares of Class A Common Stock which are currently exercisable.

(5) Includes 5,217,860 shares of Common Stock held by Harpa Limited, a Cayman Island corporation (Harpa). C.M. Cheng is a director of Harpa and has sole voting and investment control over the shares of Common Stock held by Harpa and thus may be deemed to beneficially own such shares. Mr. Cheng disclaims beneficial ownership of such shares. The address of Harpa is c/o Citco Trust Company Limited., Corporate Center, West Bay Road, P.O. Box 31106 SMB, Grand Cayman, Cayman Islands, B.W.I.

(6) Common Stock beneficially owned is Class A Common Stock, which was contained in 15,000 Units purchased by Mr. Gorlin in March and April 1997. Excludes 20,000 shares of Class A Common Stock issuable upon the exercise of options not exercisable within 60 days and includes options for 10,000 shares of Class A Common Stock issuable upon the exercise of options which are currently exercisable.

(7) The voting stock of Harpa is currently held equally by Shih Jen Yeh and Chyao Chi Yeh, who are children of Song Gen Yeh, the former Chairman and principal stockholder of the Company. See Certain Transactions. The address of Mr. Shih Jen Yeh and Mr. Chyao Chi Yeh is 14th Floor, No. 55,
      Section 2, Chung-Cheng Road, Shih-Lin District, Taipei, Taiwan.

(8) Excludes 20,000 shares of Class A Common Stock issuable upon the exercise of options which are not exercisable within 60 days and includes options for 10,000 shares of Class A Common Stock issuable upon the exercise of options which are currently exercisable.

(9) Excludes 12,000 shares of Class A Common Stock issuable upon the exercise of options which are not exercisable within 60 days and includes 18,000 shares of Class A Common Stock issuable upon the exercise of options.

(10) The address for Fidelity Management Research Company is 82 Devonshire Street, Boston, Massachusetts 02109.

Certain Relationships and Related Transactions

        From January 1990 through December 1993, Mr. Song Gen Yeh, who was at that time a principal stockholder and director of the Company, advanced funds to the Company in the aggregate amount of $10,478,000. In December 1993, the Company entered into an agreement with Mr. Yeh to repay such advances through the issuance of 584,074 shares of Class B Common Stock, 1,168,148 shares of Class E-1 Common Stock, and 1,168,148 shares of Class E-2 Common Stock of the Company. Such shares were issued to Mr. Yeh in June 1996. From 1994 through 1995, Mr. Yeh provided additional advances to the Company aggregating $250,000. In June 1996, such advances were repaid by the Company through the issuance of 13,937 shares of Class B Common Stock, 27,873 shares of Class E-1 Common Stock, and 27,873 shares of Class E-2 Common Stock. Such shares were subsequently transferred to Harpa Limited (Harpa), a Cayman Islands corporation the voting stock of which is controlled by two of Mr. Yeh's children. C.M. Cheng, a director of the Company, is the Director of Harpa and, as such, has the power to vote the shares of the Company's Common Stock held by Harpa. See Principal Stockholders.

     In January 1990, the Company entered into a five-year agreement (the Management Agreement) with SIDA Corporation (SIDA). Dr. Carl L. Chen, the Chairman, Chief Executive Officer and President of the Company, was, at that time, a principal stockholder of SIDA, and the other two stockholders of SIDA were also, at that time, stockholders of the Company. The Management Agreement provided for annual payments to SIDA of $140,000 for management services consisting essentially of those customarily performed by the President of a company. The SIDA agreement expired by its terms in January 1995. As of June 30, 1996, SIDA was owed $259,000 of unpaid management fees. This amount, together with accrued interest of $64,000 through August 30, 1996, was paid from the proceeds of a Bridge Financing in September 1996. In October 1993 and February 1994, the Company obtained loans from SIDA in the aggregate principal amount of $110,000, bearing interest at 12%. These loans, together with accrued interest of $31,000, were repaid from the proceeds of the Bridge Financing in September 1996.

     In February and July 1994, the Company received loans in an aggregate principal amount of $565,000, bearing interest at a rate of 12%, from four individuals who were at the time not affiliated with the Company. One of such persons, C.M. Cheng, became a director of the Company in June 1996. These loans, together with accrued interest of $161,000, were repaid with the proceeds of the Bridge Financing in September 1996.

     In December 1994, the Company entered into a New Management Agreement (the New Management Agreement) with Dr. Chen which took effect in January 1995. Pursuant to the New Management Agreement, Dr. Chen agreed to serve as the Company's President and Chief Executive Officer. The New Management Agreement had a term of 10 years and provided that Dr. Chen was to receive a signing bonus of 139,365 shares of Class B Common Stock, 278,730 shares of Class E-1 Common Stock, and 278,730 shares of Class E-2 Common Stock, an annual salary of $350,000, and additional annual compensation payable in 147,727 shares of Class B Common Stock, 295,454 shares of Class E-1 Common Stock, and 295,454 shares of Class E-2 Common Stock. In May 1996, Dr. Chen agreed to terminate the New Management Agreement. Pursuant to the New Management Agreement and in connection with its termination, the Company issued a total of 577,823 shares of Class B Common Stock, 1,155,647 shares of Class E-1 Common Stock, and 1,155,647 shares of Class E-2 Common Stock to Dr. Chen. At June 30, 1996, $144,000 remained accrued and unpaid under the New Management Agreement. This amount was paid to Dr. Chen with the proceeds of the Bridge Financing in September 1996.

     In May 1996 the Company entered into an Employment Agreement with Dr. Chen pursuant to which he agreed to serve as its Chairman, Chief Executive Officer and President. See Management Employment Agreement. As of August 31, 1996, compensation of $69,000 was accrued and unpaid under this Agreement. This amount was paid from the proceeds of the Bridge Financing in September 1996. From September 1995 through August 1996, Dr. Chen made loans bearing interest at a rate of 12% to the Company in the aggregate principal amount of $562,000. In May 1996, Dr. Chen agreed to convert $336,000 of these loans into 187,118 shares of Class B Common Stock, 374,236 shares of Class E-1 Common Stock, and 374,236 shares of Class E-2 Common Stock. The remaining $226,000 principal amount of these loans, together with $36,000 of accrued interest, was repaid with the proceeds of the Bridge Financing in September 1996.

     In 1994 and 1995, the Company obtained loans from General Bank in the aggregate principal amount of $900,000. This loan bore interest at the prime rate plus 1.5% and had a maturity date of October 1996. Repayment of the loan was guaranteed by the Small Business Administration, the California Export Finance Office and Dr. Chen and was secured by substantially all the assets of the Company. The total outstanding balance of the loan of approximately $915,000 (including accrued interest) was repaid from the proceeds of the Bridge by them and will reimburse such persons for their reasonable charges and expenses in connection therewith.

                           DESCRIPTION OF SECURITIES

     The following description of the capital stock of the Company and certain provisions of the Company's Certificate of Incorporation and Bylaws is a summary and is qualified in its entirety by the provisions of the Certificate of Incorporation and Bylaws, which have been filed as exhibits to the Company's Registration Statement of which this Prospectus is a part.

     The authorized capital stock of the Company currently consists of 60,000,000 shares of Class A Common Stock, $.0001 par value (giving effect to the amendment to the Company's Certificate of Incorporation in November 1996), 10,000,000 shares of Class B Common Stock, $.0001 par value, 4,000,000 shares of Class E-1 Common Stock, $.0001 par value, 4,000,000 shares of Class E-2 Common Stock, $.0001 par value, and 5,000,000 shares of Preferred Stock, $.0001 par value. As of August 21, 2000, there were outstanding 1,900,324 shares of Class B Common Stock (held of record by four stockholders), 4,000,000 shares of Class E-1 Common Stock (held of record by four stockholders), 4,000,000 shares of Class E-2 Common Stock (held of record by four stockholders), 7,050,437 shares of Class A Common Stock and no shares of Preferred Stock.

Units

     Each Unit previously offered consisted of one share of Class A Common Stock, one Class A Warrant and one Class B Warrant. At any time commencing on the date of issuance until the fifth anniversary date of the Prospectus for that offering, each Class A Warrant will be exercisable to purchase one share of Class A Common Stock and one Class B Warrant and each Class B Warrant will be exercisable to purchase one share of Class A Common Stock. The Common Stock and Warrants included in the Units are immediately transferable separately upon issuance.

Common Stock

     The Class A Common Stock, Class B Common Stock, Class E-1 Common Stock and Class E-2 Common Stock are substantially identical, except that the holders of Class A Common Stock have the right to cast one vote, and the holders of Class B Common Stock, Class E-1 Common Stock, and Class E-2 Common Stock have the right to cast five votes, for each share held of record on all matters submitted to a vote of the holders of Common Stock, including the election of directors. The Class A Common Stock, Class B Common Stock, Class E-1 Common Stock and Class E-2 Common Stock vote together as a single class on all matters on which stockholders may vote, including the election of directors, except when voting by class is required by applicable law. Holders of the Class A Common Stock, Class B Common Stock, Class E-1 Common Stock and Class E-2 Common Stock have equal ratable rights to dividends from funds legally available therefor, when, as and if declared by the Board of Directors and are entitled to share ratably, as a single class, in all of the assets of the Company available for distribution to the holders of shares of Common Stock upon the liquidation, dissolution or winding up of the affairs of the Company. Except as described herein, no pre-emptive, subscription, or conversion rights pertain to the Common Stock and no redemption or sinking fund provisions exist for the benefit thereof. All outstanding shares of Common Stock are, and those shares of Class A Common Stock offered hereby will be duly authorized, validly issued, fully paid and nonassessable.

     As a consequence of their ownership of Common Stock and the enhanced voting power of the Class B Common Stock, Class E-1 Common Stock, and Class E-2 Common Stock, the current stockholders of the Company will continue to control a majority of the voting power of the Company following completion of the prior offering and, accordingly, will be able to elect all of the Company's directors. This difference in voting rights and consequent increase in the voting power of the Class E-1 Common Stock, Class E-2 Common Stock and Class B Common Stock has an anti-takeover effect, in that the existence of the Class E-1 Common Stock, Class E-2 Common Stock and Class B Common Stock may make the Company a less attractive target for a hostile takeover bid or render more difficult or discourage a merger proposal, an unfriendly tender offer, a proxy contest, or the removal of incumbent management, even if such transactions were favored by the stockholders of the Company other than the holders of Class E-1 Common Stock, Class E-2 Common Stock and Class B Common Stock. Thus, the stockholders of the Company may be deprived of an opportunity to sell their shares at a premium over prevailing market prices in the event of a hostile takeover bid. Those seeking to acquire the Company through a business combination will be compelled to consult first with the holders of the Class E-1 Common Stock, Class E-2 Common Stock and Class B Common Stock in order to negotiate the terms of such a business combination. Additionally, any such proposed business combination would have to be approved by the Board of Directors, which may be under the control of the holders of the Class E-1 Common Stock, Class E-2 Common Stock and Class B Common Stock; and, if stockholder approval were required, the approval of the holders of the Class E-1 Common Stock, Class E-2 Common Stock and Class B Common Stock would be necessary before any such business combination could be consummated.

Performance Shares

     The Company's Certificate of Incorporation provides that the Class E-1 and the Class E-2 Common Stock is redeemable by the Company at a price of $.01 per share unless the Company meets certain income or share price thresholds. If the thresholds are met, the Performance Shares will be automatically converted into shares of Class B Common Stock. The Performance Shares are not assignable or transferable other than upon death, by operation of law, or to related parties who agree to be bound by the restrictions on the Performance Shares set forth in the Company's Certificate of Incorporation.

     (a) The 4,000,000 shares of outstanding Class E-1 Common Stock will be automatically converted into Class B Common Stock if, and only if, one or more of the following conditions are met:

          (i) the Company's net income before provision for income taxes and exclusive of any extraordinary earnings as audited and determined by the Company's independent public accountants (the "Minimum Pretax Income") amounts to at least $17.5 million for the fiscal year ending December 31, 1998;

          (ii) the Minimum Pretax Income amounts to at least $22.5 million for the fiscal year ending December 31, 1999;

          (iii) the Minimum Pretax Income amounts to at least $28.5 million for the fiscal year ending December 31, 2000;

          (iv) the Minimum Pretax Income amounts to at least $36.0 million for the fiscal year ending on December 31, 2001;

          (v) the Minimum Pretax Income amounts to at least $45.0 million for the fiscal year ending on December 31, 2002; or

          (vi) the Minimum Pretax Income amounts to at least $56.0 million for the fiscal year ending on December 31, 2003.

     (b) The 4,000,000 shares of outstanding Class E-2 Common Stock will be converted into Class B Common Stock if, and only if, at least one of the following conditions is met.

          (i) the Minimum Pretax Income amounts to at least $21.875 million for the fiscal year ending on December 31, 1998;

          (ii) the Minimum Pretax Income amounts to at least $28.125 million for the fiscal year ending on December 31, 1999;

          (iii) the Minimum Pretax Income amounts to at least $35.625 million for the fiscal year ending on December 31, 2000;

          (iv) the Minimum Pretax Income amounts to at least $45.0 million for the fiscal year ending on December 31, 2001

          (v) the Minimum Pretax Income amounts to at least $56.25 million for the fiscal year ending on December 31, 2002; or

          (vi) the Minimum Pretax Income amounts to at least $69.5 million for the fiscal year ending on December 31, 2003.

     The Minimum Pretax Income amounts set forth above (i) shall be calculated exclusive of any extraordinary earnings or charge, including, but not limited to, any charge to income resulting from conversion of the Performance Shares and
(ii) shall be increased proportionately, with certain limitations, in the event additional shares of Common Stock or securities convertible into, exchangeable for or exercisable into Common Stock are issued after completion of the Offering. The bid price amounts set forth above are subject to adjustment in the event of any stock splits, reverse stock splits or other similar events.

     If none of the applicable Minimum Pretax Income or bid price levels set forth above have been met by March 31, 2004, the Performance Shares will be redeemable by the Company at a price of $.01 per share. The Company expects that the conversion of Performance Shares owned by officers, directors, employees and consultants of the Company will be deemed compensatory and, accordingly, will result in a substantial charge to reportable earnings equal to the fair market value of such shares on the date of conversion. Such charge could substantially increase the loss or reduce or eliminate the Company's net income for financial reporting purposes for the period or periods during which such shares are, or become probable of being, converted. Therefore, although the amount of compensation expense recognized by the Company will not affect the Company's cash flow, it may have a negative effect on the market price of the Company's securities.

     The restrictions on the Class E-1 Common Stock and Class E-2 Common Stock were required by the Underwriter as a condition to that offering. The Minimum Pretax Income and bid price levels set forth above were determined by negotiation between the Company and the Underwriter and should not be construed to imply or predict any future earnings by the Company or any increase in the market price of its securities.

     Bid Price shall mean the closing bid price of the Class A Common Stock as quoted on the Nasdaq SmallCap Market or as reported by the National Quotation Bureau, Inc. or the closing sales price of the Class A Common Stock if it is listed on the Nasdaq National Market or a national stock exchange.

     The "Minimum Pretax Income" amounts set forth above assume the conversion into Class B Common Stock of all of the shares of Class E Common Stock and the conversion into Class A Common Stock of any outstanding Class B Common Stock and any other securities which are convertible into Class A or Class B Common Stock solely upon surrender of such convertible securities without the payment of any additional consideration, but shall be increased proportionally to reflect the issuance of any other additional shares, including any shares that may be issued upon the exercise of any warrants or options presently outstanding or hereafter granted, provided, however, that, with respect to any shares of Class A Common Stock issued upon exercise of warrants subject to a registration statement covering shares of Class A Common Stock (the "Registration Statement") filed with the Commission (provided such Registration Statement is filed on or before September 30, 1996), so long as any portion of the net proceeds received by the Company upon such exercise is not utilized by the Company, but such proceeds (the "Invested Proceeds") are instead invested in short-term high interest bearing securities or accounts or securities issued or guaranteed by the United States government, then the adjustment to the Minimum Pretax Income amounts set forth above with respect to that number of warrants which generated such Invested Proceeds shall be equal to 8% per annum multiplied by such amount of Invested Proceeds. The Minimum Pretax Income shall be calculated exclusive of any extraordinary earnings or extraordinary charges including, but not limited to, any charge to income resulting from the conversion of shares of Class E Common Stock.

Class B Common Stock

     Each share of Class B Common Stock was convertible at any time commencing thirteen months following the date of the Prospectus for that offering at the option of the holder into one share of Class A Common Stock. Shares of Class B Common Stock will also automatically convert into an equivalent number of fully paid and non-assessable shares of Class A Common Stock after such period upon the sale or transfer of such shares of Class B Common Stock (other than a transfer to another holder of Class B Common Stock) by the original record holder thereof or upon the death of the holder thereof unless and to the extent that such shares are acquired by another holder of Class B Common Stock.

Redeemable Warrants

     The following is a brief summary of the material provisions of the Warrants, but such summary does not purport to be complete and is qualified in all respects by reference to the actual text of the Warrant Agreement between the Company, the Underwriter, and American Stock Transfer and Trust Company (the "Transfer and Warrant Agent"). A copy of the Warrant Agreement has been filed as an exhibit to the Registration Statement for that offering.

Class A Warrants

     The holder of each Class A Warrant is entitled, upon payment of the exercise price of $6.50, to purchase one share of Class A Common Stock and one Class B Warrant. Unless previously redeemed, the Class A Warrants are exercisable at any time after their issuance until the fifth anniversary of the date of the Prospectus for that offering, provided that at such time a current prospectus relating to the Class A Common Stock and the Class B Warrants underlying the Class A Warrants is in effect and the underlying Class A Common Stock and the Class B Warrants are qualified for sale or exempt from qualification under applicable state securities laws. The Class A Warrants included in the Units previously offered are immediately transferable separately from the Class A Common Stock and the Class B Warrants issued with such Class A Warrants as part of the Units. The Class A Warrants are subject to redemption, as described below.

Class B Warrants

     The holder of each Class B Warrant is entitled, upon payment of the exercise price of $8.75, to purchase one share of Class A Common Stock. Unless previously redeemed, the Class B Warrants are exercisable at any time after their issuance until the fifth anniversary of the date of the Prospectus for that offering, provided that at such time a current prospectus relating to the underlying Class A Common Stock is then in effect and the Class A Common Stock underlying the Warrants is qualified for sale or exempt from qualification under applicable state securities laws. The Class B Warrants included in the Units previously offered are transferable separately from the Class A Common Stock and Class A Warrants issued with such Class B Warrants as part of the Units, and the Class B Warrants underlying the Class A Warrants will be transferable separately from the Class A Common Stock received upon exercise of the Class A Warrants. The Class B Warrants are subject to redemption, as described below.

Redemption

     Commencing one year from the date of the Prospectus for that offering, the Class A Warrants are subject to redemption by the Company, upon 30 days' written notice, at a price of $.05 per Warrant, if the average closing bid price of the Class A Common Stock for any 30 consecutive trading days ending within 15 days of the date on which the notice of redemption is given shall have exceeded $12.00 per share. The Class B Warrants are subject to redemption by the Company commencing one year from the date of that Prospectus, upon 30 days' written notice, at a price of $.05 per Warrant, if the average closing bid price of the Class A Common Stock for any 30 consecutive trading days ending within 15 days of the date on which the notice of redemption is given shall have exceeded $15.00 per share. Holders of Warrants will automatically forfeit their rights to purchase the shares of Class A Common Stock and/or Class B Warrants issuable upon exercise of such Warrants unless the Warrants are exercised before the close of business on the business day immediately prior to the date set for redemption. All of the outstanding Warrants of a class, except for those underlying the Unit Purchase Option, must be redeemed if any of that class are redeemed. A notice of redemption shall be mailed to each of the registered holders of the Warrants by first class mail, postage prepaid, upon 30 days' notice before the date fixed for redemption. The notice of redemption shall specify the redemption price, the date fixed for redemption, the place where the Warrant certificates shall be delivered and the redemption price to be paid, and that the right to exercise the Warrants shall terminate at 5:00 p.m. (New York City time) on the business day immediately preceding the date fixed for redemption.

General

     The Warrants may be exercised upon surrender of the certificate or certificates therefor on or prior to the expiration or the redemption date (as explained above) at the offices of the Company's warrant agent (the "Warrant Agent") with the subscription form on the reverse side of the certificate or certificates completed and executed as indicated, accompanied by payment (in the form of a certified or cashier's check payable to the order of the Company) of the full exercise price for the number of Warrants being exercised.

     The Warrants contain provisions that protect the holders thereof against dilution by adjustment of the exercise price per share and the number of shares issuable upon exercise thereof upon the occurrence of certain events, including issuances of Class A Common Stock (or securities convertible, exchangeable or exercisable into Class A Common Stock) at less than market value, stock dividends, stock splits, mergers, sale of substantially all of the Company's assets, and for other extraordinary events; provided, however, that no such adjustment shall be made upon, among other things,

(i) the issuance or exercise of options or other securities under the Company's Stock Option Plan or other employee benefit plans or (ii) the sale or exercise of outstanding options or warrants or the Warrants offered hereby.

     The Company is not required to issue fractional shares of Class A Common Stock and in lieu thereof will make a cash payment based upon the current market value of such fractional shares. The holder of the Warrants will not possess any rights as a stockholder of the Company unless and until he or she exercises the Warrants.

Preferred Stock

     The Preferred Stock may be issued in series, and shares of each series will have such rights, preferences, and privileges as are fixed by the Board of Directors in the resolutions authorizing the issuance of that particular series. In designating any series of Preferred Stock, the Board of Directors may, without further action by the holders of Common Stock, fix the number of shares constituting the series and fix the dividend rights, dividend rate, conversion rights, voting rights (which may be greater or lesser than the voting rights of the Common Stock), rights and terms of redemption (including any sinking fund provisions), and the liquidation preferences of the series of Preferred Stock. The holders of any series of Preferred Stock, when and if issued, are expected to have priority claims to dividends and to any distributions upon liquidation of the Company, and they may have other preferences over the holders of the Common Stock.

     The Board of Directors may issue series of Preferred Stock without action by the holders of the Common Stock. Accordingly, the issuance of Preferred Stock may adversely affect the rights of the holders of the Common Stock. In addition, the issuance of Preferred Stock may be used as an "anti-takeover" device without further action on the part of the holders of the Common Stock. The issuance of Preferred Stock may also dilute the voting power of the holders of Common Stock, in that a series of Preferred Stock may be granted enhanced per share voting rights and the right to vote on certain matters separately as a class, and may render more difficult the removal of current management, even if such removal may be in the stockholders' best interest. The Company has no current plans to issue any Preferred Stock.

     As of July 31, 2000, we had 74,300 shares of 5% Cumulative Convertible Series A Preferred Stock outstanding. Holders of the Series A Preferred Stock are entitled to receive cash dividends, payable quarterly and have preferential liquidation rights above all other issuances of Common Stock for an amount equal to the stated value. The Preferred Stock and unpaid dividends are convertible into shares of Common Stock equal to an amount determined by the market value at the date of close of the Common Stock, adjusted for changes in the market price prior to the conversion. The Preferred Stockholders do not have voting rights.

Unit Purchase Option

     Upon the closing of the prior offering, the Company had agreed to grant to the Underwriter the Unit Purchase Option to purchase up to 600,000 Units. The Units issuable upon exercise of the Unit Purchase Option will, when so issued, be identical to the Units previously offered. The Unit Purchase Option cannot be transferred, sold, assigned or hypothecated for three years, except to any officer of the Underwriter or members of the selling group or their officers. The Unit Purchase Option is exercisable during the two-year period commencing three years from the date of this Prospectus at an exercise price of $6.50 per Unit (130% of the initial public offering price) subject to adjustment under certain circumstances. The holders of the Unit Purchase Option have certain demand and piggyback registration rights.

Registration Rights

     The Company has granted certain demand and piggyback registration rights to the holder of the Unit Purchase Option relating to their options and the underlying securities.

Transfer Agent and Warrant Agent

     American Stock Transfer & Trust Company, New York, New York, will serve as Transfer Agent for the shares of Common Stock and Warrant Agent for the Warrants.

Certain Statutory and Charter Provisions Under the Delaware General Corporation Law

     Section 203 of the Delaware General Corporation Law provides, in general, that a stockholder acquiring more than 15% of the outstanding voting shares of a publicly-held Delaware corporation subject to the statute (an "Interested Stockholder") may not engage in certain "Business Combinations" with the corporation for a period of three years subsequent to the date on which the stockholder became an Interested Stockholder unless (i) prior to such date the corporation's board of directors approved either the Business Combination or the transaction in which the stockholder became an Interested Stockholder or (ii) upon consummation of the Business Combination, the Interested Stockholder owns 85% or more of the outstanding voting stock of the corporation (excluding shares owned by directors who are also officers of the corporation or shares held by employee stock option plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer), or (iii) the Business Combination is approved by the corporation's board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock of the corporation not owned by the Interested Stockholder.

     Section 203 defines the term "Business Combination" to encompass a wide variety of transactions with or caused by an Interested Stockholder in which the Interested Stockholder receives or could receive a benefit on other than a pro rata basis with other stockholders, including mergers, certain asset sales, certain issuances of additional shares to the Interested Stockholder or transactions in which the Interested Stockholder receives certain other benefits.

     These provisions could have the effect of delaying, deferring or preventing a change of control of the Company. The Company's stockholders, by adopting an amendment to the Certificate of Incorporation or Bylaws of the Company, may elect not to be governed by Section 203, effective twelve months after adoption. Neither the Certificate of Incorporation nor the Bylaws of the Company currently excludes the Company from the restrictions imposed by Section 203.

     The Delaware General Corporation Law permits a corporation through its Certificate of Incorporation to eliminate the personal liability of its directors to the Corporation or its stockholders for monetary damages for breach of fiduciary duty of loyalty and care as a director with certain exceptions. The exceptions include a breach of the director's duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, and improper personal benefit. The Company's Certificate of Incorporation exonerates its directors from monetary liability to the fullest extent permitted by this statutory provision.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Future sales of substantial amounts of common stock in the public market could adversely affect market prices prevailing from time to time. Under the terms of this offering, the 10,250,000 shares of common stock to be issued under the Private Equity Line of Credit Agreement, or underlying the warrants to be issued under the Private Equity Line of Credit Agreement, may be resold without restrictions or further registration under the Securities Act of 1933, except that any shares purchased by our "affiliates," as that term is defined under the Securities Act, may generally only be sold in compliance with the limitations of Rule 144 under the Securities Act.

Outstanding Restricted Stock

     2,024,857 outstanding shares of common stock are restricted securities within the meaning of Rule 144 and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including the exemption from registration offered by Rule 144. In general, under Rule 144, as currently in effect, a person who has beneficially owned restricted shares for at least one year, including a person who may be deemed to be our affiliate, may sell within any three-month period a number of shares of common stock that does not exceed a specified maximum number of shares. This maximum is equal to the greater of 1% of the then outstanding shares of our common stock or the average weekly trading volume in the common stock during the four calendar weeks immediately preceding the sale. Sales under Rule 144 are also subject to restrictions relating to manner of sale, notice and availability of current public information about us. In addition, under Rule 144(k) of the Securities Act, a person who is not our affiliate, has not been an affiliate of ours within three months prior to the sale and has beneficially owned shares for at least two years would be entitled to sell such shares immediately without regard to volume limitations, manner of sale provisions, notice or other requirements of Rule 144.

Preferred Stock

     As of July 31, 2000, there were 74,300 shares of Series A 5% Cumulative Convertible Preferred Stock currently outstanding held by 14 shareholders of record. The shares of common stock to be issued upon the conversion of the preferred stock may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including the exemption from registration offered by Rule 144. A registration statement with regard to the resale of the underlying common stock is currently effective.

Warrants

     The resale of shares of common stock to be issued upon the exercise of the warrants issued or issuable to finder under the Investment Agreement are being registered by this offering statement.

                             PLAN OF DISTRIBUTION

     The Selling Shareholders are free to offer and sell their common shares at such times, in such manner and at such prices as they may determine. The types of transactions in which the common shares are sold may include transactions in the over-the-counter market (including block transactions), negotiated transactions, the settlement of short sales of common shares, or a combination of such methods of sale. The sales will be at market prices prevailing at the time of sale or at negotiated prices. Such transactions may or may not involve brokers or dealers. The Selling Shareholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of its securities. The Selling Shareholders do not have an underwriter or coordinating broker acting in connection with the proposed sale of the common shares.

     The Selling Shareholders may effect such transactions by selling common stock directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commission from the Selling Shareholders. They may also receive compensation from the purchasers of common shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

     Each Selling Shareholder is, and any broker-dealer that acts in connection with the sale of common shares may be deemed to be, an "underwriter" within the meaning of Section 2(11) of the Securities Act. Any commissions received by such broker-dealers and any profit on the resale of the common shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions.

     Because the Selling Shareholders are "underwriters" within the meaning of
Section 2(11) of the Securities Act, they will be subject to prospectus delivery requirements.

     We have informed the Selling Shareholders that the anti-manipulation rules of the SEC, including Regulation M promulgated under the Securities and Exchange Act, may apply to their sales in the market and have provided each Selling Shareholder with a copy of such rules and regulations.

     The Selling Shareholders also may resell all or a portion of the common shares in open market transactions in reliance upon Rule 144 under the Securities and Exchange Act, provided it meets the criteria and conforms to the requirements of such Rule.

                             SELLING SHAREHOLDERS

          The Selling Shareholders are offering hereby a total of up to 10,250,000 shares of our Class A Common Stock. The following table sets forth certain information with respect to the Selling Shareholders as of August 31, 2000. The Selling Shareholders are not currently affiliates of the Company, and have not had a material relationship with the Company during the past three years, other than as a holder of securities of the Company and the negotiation of the Private Equity Line of Credit Agreement.

                                                                                             Amount and Percentage
                                      Beneficial Ownership of   Maximum Number of Shares        of Common Stock
                                        Common Stock as of       of Common Stock Offered       Beneficially Owned
               Name                    August 31, 2000/(1)/     for Sale in this Offering   After the Offering/(2)/
-------------------------------------------------------------------------------------------------------------------------
                                                                                                   Number        %
                                                                                           ------------------------------
Austinvest Anstalt Balzers                2,027,501                  2,000,000                27,501             *

Esquire Trade & Finance, Inc.             2,738,562                  2,700,000                38,562             *

Rhossili Investments Limited              1,500,000                  1,500,000                     0             0

Fernbrigg Partner, Ltd.                   1,000,000                  1,000,000                     0             0

Talbiya B. Investments, Ltd.                525,000/(3)/               525,000                     0             0

Nesher Ltd.                                 300,000                    300,000                     0             0

Keshet L.P.                                 600,000                    600,000                     0             0

The Keshet Fund L.P.                        500,000                    500,000                     0             0

The Endeavour Capital Fund, S.A.          1,000,000                  1,000,000                     0             0

Libra Finance, S.A.                         125,000/(3)/               125,000                     0             0

(1) This number includes (solely for purposes of this prospectus) up to an aggregate of 10,000,000 shares of our common stock that we may sell to the Selling Shareholders pursuant to the Private Equity Line of Credit Agreement and 250,000 shares of common stock underlying Purchase Warrants issuable in connection with the Private Equity Line of Credit Agreement, which shares would not be deemed beneficially owned within the meaning of Sections 13(d) and 13(g) of the Exchange Act before their acquisition by the Selling Shareholders. It is expected that the Selling Shareholders will not beneficially own more than 9.9% of our outstanding common stock at any time.

(2) Assumes that the Selling Shareholders will sell all of the shares of common stock offered hereby and in a prior registration statement filed on May 5, 2000. We cannot assure you that the Selling Shareholders will sell all or any of the shares offered hereunder or in the prior offering.

(3) This number includes 125,000 shares of common stock issuable upon exercise of outstanding Purchase Warrants which are currently exercisable, which represents 2% of our issued and outstanding Class A Common Stock as of August 31, 2000. A total of 250,000 shares of common stock are issuable upon exercise of outstanding Purchase Warrants which are currently exercisable, which represents 4% of outstanding Class A Common Stock as of August 31, 2000.

Investment Agreement

          Overview. On August 15, 2000, we entered into a Private Equity Line of Credit Agreement with the Selling Shareholders identified in this Prospectus. This Agreement entitles us to issue and sell our common stock for up to an aggregate of $20 million from time to time during a three-year period following the effective date of this registration statement. This is also referred to as a put right.

          Put Rights. In order to invoke a put right, we must have an effective registration statement on file with the SEC registering the resale of the common shares which may be issued as a consequence of the invocation of that put right. Additionally, we must provide the Selling Shareholders with an Optional Purchase Notice, which must set forth the Investment Amount which we intend to sell to the Selling Shareholders. The Investment Amount sold to the Selling Shareholders in a Put may not exceed a limit based on the price of the Class A Common Stock and the average daily reported trading volume during the twenty calendar days preceding the delivery of the Optional Purchase Notice. The Investment Amount specified in an Optional Purchase Notice may not be less than $200,000.

          The Selling Shareholders will purchase stock from us at 92% or 93% of the market price. Market price is defined as the daily volume weighted average price of the Class A Common Stock during the fourteen business-day period following the date of the Optional Purchase Notice.

     Limitations and Conditions Precedent to our Put Rights. The Selling Shareholders' obligation to acquire and pay for any common shares with respect to any particular put is subject to certain conditions precedent, including:

     .    This Registration Statement must be effective;
     . Trading of our Class A Common Stock must not have been suspended, and our Class A Common Stock must continue to be listed on its principal market;
     . Until our shareholders vote to approve the Private Equity Line of Credit Agreement, no more than 3,200,000 shares of Class A Common Stock may be issued; and
     . The average trading volume for our Class A Common Stock over the previous thirty trading days must equal or exceed 20,000 shares per trading day.

     Short Sales. The Selling Shareholders and their affiliates are prohibited from engaging in short sales of our common stock at a per share price of less than ten dollars per share unless they have received a put notice and the amount of shares involved in a short sale does not exceed the number of shares specified in the put notice.

                                 LEGAL MATTERS

     The validity of the shares of common stock being offered hereby will be passed upon for the Company by Luce, Forward, Hamilton and Scripps LLP, San Diego, California.

                                    EXPERTS

     The financial statements of Advanced Aerodynamics and Structures, Inc. ("AASI") at December 31, 1999, and for each of the two years in the period ended December 31, 1999, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company's ability to continue as a going concern as described in Note 2 to the financial statements) appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

     We have filed a registration statement on Form SB-2 under the Securities Act of 1933, as amended, relating to the shares of common stock being offered by this prospectus, and reference is made to such registration statement. This prospectus constitutes the prospectus of AASI filed as part of the registration statement, and it does not contain all information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the SEC.

     We are subject to the informational requirements of the Securities Exchange Act of 1934 and pursuant to those requirements, we file reports, proxy statements and other information with the Securities and Exchange Commission relating to our business, financial statements and other matters. Reports, proxy and information statements filed under Sections 14(a) and 14(c) of the Securities Exchange Act of 1934 and other information filed with the SEC, including copies of the registration statement, can be inspected and copied SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC at http://www.sec.gov.
                                                 ------------------

     We intend to furnish our shareholders with annual reports containing audited financial statements.

                         INDEX TO FINANCIAL STATEMENTS


                                                                          Page
                                                                         Number
                                                                         ------

Report of Independent Auditors                                             F-2
Balance Sheet                                                              F-3
Statement of Operations                                                    F-4
Statement of Stockholders' Equity                                          F-5
Statement of Cash Flows                                                    F-6
Notes to Financial Statements                                              F-7

To the Board of Directors
Advanced Aerodynamics & Structures, Inc.

  We have audited the accompanying balance sheet of Advanced Aerodynamics & financial statements based on our audits. Structures, Inc. (a development stage enterprise) as of December 31, 1999, and the related statements of operations, stockholders' equity, and cash flows for the two years then ended, and for the period from January 26, 1990 (inception) through December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion the financial statements referred to above present fairly, in all material respects, the financial position of Advanced Aerodynamics & Structures, Inc., at December 31, 1999, and the results of its operations and its cash flows for each of the two years then ended and the period from January 26, 1990 (inception) through December 31, 1999, in conformity with accounting principles generally accepted in the United States.

  The accompanying financial statements have been prepared assuming Advanced Aerodynamics & Structures, Inc. will continue as a going concern. As more fully described in Note 2, the Company has incurred recurring losses and its working capital at December 31, 1999 has been substantially depleted. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

                                          Ernst & Young LLP

Long Beach, California
March 6, 2000

                    ADVANCED AERODYNAMICS & STRUCTURES, INC.
                        (A Development Stage Enterprise)

                                 BALANCE SHEET

                                                              December 31, 1999
                                                              -----------------
                           ASSETS
                           ------

Current Assets:
  Cash and cash equivalents..................................   $     498,000
  Short term investments.....................................       2,328,000
  Prepaid expenses and other current assets..................          76,000
                                                                -------------
      Total current assets                                          2,902,000
Property, Plant and equipment, net...........................      11,035,000
Other assets.................................................         194,000
                                                                -------------
      Total assets...........................................   $  14,131,000
                                                                =============

            LIABILITIES AND STOCKHOLDERS' EQUITY
            ------------------------------------

Current Liabilities:
  Accounts payable...........................................   $     391,000
  Capital lease obligation, current portion                           241,000
  Other accrued liabilities                                           539,000
                                                                -------------
      Total current liabilities..............................       1,171,000
Capital lease obligation, long term..........................       9,629,000
Deferred revenue.............................................       1,727,000
Stockholders' equity
  Preferred Stock, par value $.0001 per share; 5,000,000
   shares authorized; no shares issued and outstanding.......             --
  Class A common, par value $.0001 per share; 60,000,000
   shares authorized; 6,999,676 shares issued and
   outstanding...............................................           1,000
  Class B Common Stock, par value $.0001 per share;
   10,000,000 shares authorized; 1,900,324 shares issued and
   outstanding...............................................             --
  Class E-1 Common Stock; par value $.0001 per share;
   4,000,000 shares authorized; 4,000,000 shares issued and
   outstanding...............................................             --
  Class E-2 Common Stock; par value $.0001 per share;
   4,000,000 shares authorized; 4,000,000 shares issued and
   outstanding...............................................             --
Warrants to purchase common stock
  Public Warrants............................................         473,000
  Class A Warrants...........................................      11,290,000
  Class B Warrants...........................................       4,632,000
Additional paid-in capital...................................      35,652,000
Accumulated other comprehensive loss.........................        (32,000)
                                                                -------------
Deficit accumulated during the development stage.............    (50,412,000)
                                                                -------------
      Total stockholders' equity.............................       1,604,000
                                                                -------------
Total liabilities and stockholders' equity...................   $  14,131,000
                                                                =============

                 See accompanying notes to financial statements

                    ADVANCED AERODYNAMICS & STRUCTURES, INC.
                        (A Development Stage Enterprise)

                            STATEMENT OF OPERATIONS

                                                                 Period from
                                                                 January 26,
                                                                     1990
                                            Year Ended          (inception) to
                                           December 31,          December 31,
                                     -------------------------  --------------
                                         1998         1999           1999
                                     ------------  -----------  --------------
Interest income..................... $    927,000  $   373,000   $  2,743,000
Other income........................      447,000       60,000      1,322,000
                                                                 ------------
                                        1,374,000      433,000      4,065,000
Cost and expenses:
Research and development costs......    6,469,000    5,566,000     30,766,000
General and administrative
 expenses...........................    4,658,000    3,186,000     17,878,000
Loss on disposal of assets..........       13,000           --        755,000
Realized loss on sale of
 investments........................           --       30,000         30,000
Interest expense....................      352,000      992,000      3,345,000
In-process research and development
 acquired...........................           --           --        761,000
                                     ------------  -----------   ------------
                                       11,492,000    9,774,000     53,535,000
                                     ------------  -----------   ------------
Loss before extraordinary item......  (10,118,000)  (9,341,000)   (49,470,000)
Extraordinary loss on retirement of
 Bridge Notes.......................           --           --       (942,000)
                                                                 ------------
Net loss............................ $(10,118,000) $(9,341,000)  $(50,412,000)
                                     ============  ===========   ============
Net loss per share.................. $      (1.14) $     (1.05)
                                     ============  ===========
Weighted average number of shares
 outstanding........................    8,900,000    8,900,000
                                     ============  ===========

                See accompanying notes to financial statements.

                   ADVANCED AERODYNAMICS & STRUCTURES, INC.
                       (A Development Stage Enterprise)

                       STATEMENT OF STOCKHOLDERS' EQUITY


                           Preferred                                                         Common Stock
                             Stock         Class A          Class B          Class E-1        Class E-2
                         ------------- ---------------- ----------------- ---------------- ----------------
                         Shares Amount  Shares   Amount  Shares    Amount  Shares   Amount  Shares   Amount
                         ------ ------ --------- ------ ---------  ------ --------- ------ --------- ------
 Common stock issued....         $               $  --    418,094  $  --    836,189 $  --    836,189 $  --
 Common stock issued in
 exchange for in-process
 research and
 development............                                  201,494     --    402,988    --    402,988    --
 Imputed interest on
 advances from
 stockholder............
 Conversion of
 stockholder advances...                                  598,011     --  1,196,021    --  1,196,021    --
 Conversion of officer
 loans .................                                  187,118     --    374,236    --    374,236    --
 Stock issued in
 consideration for
 services in 1994, 1995
 and 1996...............                                  595,283     --  1,190,566    --  1,190,566    --
 Imputed interest on
 advances from
 stockholder............
 Net proceeds from
 initial public offering
 of Units...............               6,000,000  1,000
 Net proceeds from
 exercise of over-
 allotment option.......                 900,000    --
 Warrants issued in
 connection with
 issuance of Bridge
 Notes..................
 Net loss from inception
 to December 31, 1996...
                          ----   ----  --------- ------ ---------  ------ --------- ------ --------- ------
Balance at December 31,
1996....................   --     --   6,900,000  1,000 2,000,000     --  4,000,000    --  4,000,000    --
 Adjustment to proceeds
 from initial public
 offering and exercise
 of over-allotment
 option.................
 Net Loss...............
                          ----   ----  --------- ------ ---------  ------ --------- ------ --------- ------
Balance at December 31,
1997....................   --          6,900,000  1,000 2,000,000     --  4,000,000    --  4,000,000    --
 Conversion of Class B
 to A Common Stock......                  99,676          (99,676)
 Net Loss...............                     --
                          ----   ----  --------- ------ ---------  ------ --------- ------ --------- ------
Balance at December 31,
1998....................   --    $--   6,999,676 $1,000 1,900,324     --  4,000,000    --  4,000,000    --
 Net Loss...............
 Unrealized loss on
 investments............
 Comprehensive Loss.....
                          ----   ----  --------- ------ ---------  ------ --------- ------ --------- ------
Balance at December 31,
1999....................   --    $--   6,999,676 $1,000 1,900,324     --  4,000,000    --  4,000,000    --
                          ====   ====  ========= ====== =========  ====== ========= ====== ========= ======

                   ADVANCED AERODYNAMICS & STRUCTURES, INC.
                       (A Development Stage Enterprise)

                STATEMENT OF STOCKHOLDERS' EQUITY--(Continued)


                                                                                        Deficit
                                                                        Accumulated   Accumulated
                                                          Additional       Other      During the
                          Public     Class A    Class B     Paid-In    Comprehensive  Development
                         Warrants   Warrants    Warrants    Capital       Losses         Stage         Total
                         --------- ----------- ---------- -----------  ------------- -------------  ------------
 Common stock issued.... $     --  $       --  $          $ 7,500,000    $     --    $         --   $  7,500,000
 Common stock issued in
 exchange for in-process
 research and
 development............                                      361,000                                    361,000
 Imputed interest on
 advances from
 stockholder............                                       799,00                                    799,000
 Conversion of
 stockholder advances...                                   10,728,000                                 10,728,000
 Conversion of officer
 loans .................                                      336,000                                    336,000
 Stock issued in
 consideration for
 services in 1994, 1995
 and 1996...............                                    1,507,000                                  1,507,000
 Imputed interest on
 advances from
 stockholder............                                       11,000                                     11,000
 Net proceeds from
 initial public offering
 of Units...............             9,583,000  4,166,000  12,566,000                                 26,316,000
 Net proceeds from
 exercise of over-
 allotment option.......             1,707,000    466,000   1,922,000                                  4,095,000
 Warrants issued in
 connection with
 issuance of Bridge
 Notes..................   473,000                                                                        473,00
 Net loss from inception
 to December 31, 1996...                                                                24,328,000    24,328,000
                         --------- ----------- ---------- -----------    ---------   -------------  ------------
Balance at December 31,
1996....................   473,000  11,290,000  4,632,000  35,730,000          --      (24,328,000)   27,798,000
 Adjustment to proceeds
 from initial public
 offering and exercise
 of
 over-allotment option..                                      (78,000)                                   (78,000)
 Net Loss...............                                          --                    (6,625,000)   (6,625,000)
                         --------- ----------- ---------- -----------    ---------   -------------  ------------
Balance at December 31,
1997....................   473,000  11,290,000  4,632,000  35,652,000          --      (30,953,000)   21,095,000
 Conversion of Class B
 to A Common Stock......
 Net Loss...............                                                               (10,118,000)  (10,118,000)
                         --------- ----------- ---------- -----------    ---------   -------------  ------------
Balance at December 31,
1998....................   473,000  11,290,000  4,632,000  35,652,000          --      (41,072,000)   10,977,000
 Net Loss...............                                                                (9,341,000)   (9,341,000)
 Unrealized loss on
 investments............                                                   (32,000)                      (32,000)
                                                                                                    ------------
 Comprehensive Loss.....                                                                              (9,373,000)
                         --------- ----------- ---------- -----------    ---------   -------------  ------------
Balance at December 31,
1999.................... $473,000  $11,290,000 $4,632,000 $35,652,000    $ (32,000)  $ (50,412,000) $  1,604,000
                         ========= =========== ========== ===========    =========   =============  ============

                                      F-6

                    ADVANCED AERODYNAMICS & STRUCTURES, INC.
                        (A Development Stage Enterprise)

                            STATEMENT OF CASH FLOWS

                                                                 Period from
                                                               January 26, 1990
                                                                 (Inception)
                                   Year Ended December 31      to December 31,
                                 ----------------------------  ----------------
                                     1998           1999             1999
                                 -------------  -------------  ----------------
Operating Activities:
Net Loss.......................  $ (10,118,000) $  (9,341,000)  $ (50,412,000)
Adjustment to reconcile net
 loss to net cash used in
 operating activities:
 Noncash stock compensation
  expense......................            --             --        1,207,000
 Noncash interest expense......            --             --          336,000
 Cost of in-process research
  and development acquired.....            --             --          761,000
 Imputed interest on advances
  from stockholder.............                                       810,000
 Interest income from
  restricted cash invested.....       (328,000)       (10,000)       (474,000)
 Extraordinary loss on
  retirement of Bridge Notes...            --             --          942,000
 Depreciation and
  amortization.................        440,000        985,000       3,625,000
 Loss on disposal of assets....         13,000            --          755,000
 Realized loss on sale of
  investments..................                        30,000          30,000
 Changes in operating assets
  and liabilities:
 Increase in prepaid expenses
  and other current assets.....        344,000         12,000          97,000
 Increase (decrease) in other
  assets.......................        230,000         (7,000)       (194,000)
 Decrease in account payable...       (272,000)    (1,260,000)       (997,000)
 Increase (decrease) in accrued
  liabilities..................      1,996,000       (515,000)      1,646,000
 Increase in deferred revenue..        910,000        150,000       1,490,000
                                 -------------  -------------   -------------
Net cash used in operating
 activities....................     (6,785,000)    (9,956,000)    (40,378,000)
Investing Activities:
 Increase in construction in
  progress.....................            --             --         (446,000)
 Proceeds from insurance claims
  upon loss of aircraft........            --             --           30,000
 Proceeds from sales of
  assets.......................            --       9,800,000       9,803,000
 Capital expenditures..........     (1,081,000)      (111,000)     (5,843,000)
 Purchase of certificate of
  deposit......................     (1,049,000)           --       (1,061,000)
 Proceeds from redemption of
  certificate of deposit.......      1,061,000            --        1,061,000
 Purchase of investments.......     (3,021,000)   (22,062,000)    (33,720,000)
 Proceeds from maturities of
  investments in bonds.........            --         828,000         828,000
 Proceeds from sale of
  investments..................      6,706,000     19,672,000      30,502,000
 Restricted cash from long term
  debt.........................            --             --       (8,500,000)
 Decrease in restricted cash...            --         405,000         405,000
                                 -------------  -------------   -------------
Net cash provided by (used in)
 investing activities..........      3,665,000      8,532,000      (6,941,000)
Financing Activities:
 Adjustment to net proceeds
  from initial public offering
  and exercise of over-
  allotment option.............                                       (78,000)
 Proceeds from long term debt..            --      (8,500,000)            --
 Restricted cash collateral for
  long term debt...............            --       8,500,000             --
 Advances from stockholder.....            --             --       10,728,000
 Proceeds from issuance of
  common stock prior to initial
  public offering..............            --             --        7,500,000
 Net proceeds from initial
  public offering and exercise
  of over-allotment option.....            --             --       30,411,000
 Net proceeds from bridge
  financing....................            --             --        6,195,000
 Net proceeds from loans from
  officers.....................            --             --          336,000
 Payments on capital lease
  obligations..................         (4,000)      (231,000)       (275,000)
 Repayment of bridge financing             --             --       (7,000,000)
                                 -------------  -------------   -------------
Net cash (used in) provided by
 financing activities..........         (4,000)      (231,000)     47,817,000
Net (decrease) increase in cash
 and cash equivalents..........     (3,124,000)    (1,655,000)      2,153,000
Cash and cash equivalents at
 beginning of period...........      5,277,000      2,153,000             --
                                 -------------  -------------   -------------
Cash and cash equivalents at
 end of period.................  $   2,153,000  $     498,000   $     498,000
                                 =============  =============   =============
Supplemental cash flow
 information:
 Cash paid for interest........        316,000        805,000       1,976,000
Supplemental disclosure of
 noncash investing and
 financing activities:
 Stockholder advances converted
  to common stock..............                                 $  10,728,000
 Loans from officer converted
  to common stock..............                                        36,000
 Common stock issued for
  noncash consideration and
  compensation.................                                     1,507,000
 Liabilities assumed from ASI..                                       400,000
 Common stock issued for in-
  process research and
  development acquired.........                                       361,000
 Equipment acquired under
  capital leases...............                     9,854,000       9,894,000
 Deposit surrendered as payment
  for rents due................                                        80,000
 Construction in progress
  acquired with restricted
  cash.........................      7,845,000        287,000       8,578,000

                   ADVANCED AERODYNAMICS & STRUCTURES, INC.
                       (A Development Stage Enterprise)

                         NOTES TO FINANCIAL STATEMENTS

1. THE COMPANY

  Advanced Aerodynamics & Structures, Inc. (the "Company" or "AASI") was incorporated in California on January 26, 1990. In July 1996, the Company reincorporated by merging into a newly formed corporation in Delaware. The Company is in the development stage of designing a multi-purpose light aircraft. The present design of the aircraft is based on Pratt & Whitney-designed engines. Since its inception, the Company has been engaged primarily in research and development of its proposed aircraft the JETCRUZER 500, for commercial sale. The Company is in the process of obtaining its Federal Aviation Administration ("FAA") Type Certificate for technical revisions to its aircraft for commercial sale.

  During 1996 the Company successfully completed its initial public offering of 6,900,000 units, including the exercise of the overallotment option. Each unit sold is composed on one share of Class A common stock one class A warrant and one class B warrant. The net proceeds of the offering of $30,411,000 were used to finance the continued development, manufacture and marketing of its product to achieve commercial viability.

2. FINANCIAL RESULTS AND LIQUIDITY

  The Company is currently in the process of developing their product and obtaining appropriate certification from the Federal Aviation Administration. To date, the Company has generated no sales revenue and none is projected until the Company can begin commercial production of their product and. the certification process is complete Prior to commencing commercial sales, the Company will need to, among other things, complete the development of the JETCRUZER 500 and obtain the requisite regulatory approvals. The Company incurred program development costs to date of approximately $30,000,000 and has recorded a cumulative net loss of $50,412,000. Based upon the Company's current development spending levels, current working capital is insufficient to meet the Company's needs over the current year.

  The Company's management team has been developing a financial plan to address its working capital requirements. As discussed in Note 4, the Company entered into a subscription agreement for the sale of up to $10,000,000 of 5% Cumulative Convertible Series A Preferred Stock, of which the Company received net proceeds of $4,550,000. Additionally, The Company signed a letter of intent to sell and leaseback manufacturing equipment. This transaction will generate an additional $1,000,000.

  Going forward, however, significant amounts of additional cash will be needed to continue the Company's development activities and ultimately production. The remaining $5,000,000 in Preferred Stock funding will not occur until certain criteria have been met, including passing the pressurization test for the fuselage structure and completion of the registration of 200% of the Common Stock underlying the Convertible Preferred Stock. It is anticipated that the remaining proceeds will be received in two installments; $2 million in the second quarter and the final $3 million in the third quarter. Additionally, the commencement of production and the collection of progress payments starting in the third quarter is imperative to the success of managements' financial plan to meet its working capital requirements. There can be no assurances that the current timetable for completion of the development and certification of the aircraft will not be delayed beyond the current fiscal year.

  While there is no assurance that additional financing will be available, the Company's management believes that it has developed a financial plan that, if executed successfully, will substantially improve the Company's ability to meet its working capital requirements and ultimate production.

  The Company's Independent Auditors have included a "going concern" emphasis paragraph in their audit report accompanying the 1999 financial statements. The paragraph states that the recurring losses and working

                   ADVANCED AERODYNAMICS & STRUCTURES, INC.
                       (A Development Stage Enterprise)

                  NOTES TO FINANCIAL STATEMENTS--(Continued)

capital depletion of Advanced Aerodynamics & Structures, Inc. raises substantial doubt about the Company's ability to continue as a going concern and cautions that the financial statements do not include any adjustments that might result from the outcome of this uncertainty.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Research and Development Costs

  All costs incurred in the design, testing, and certification of aircraft being developed by the Company (including cost of in-process research and development acquired) are expensed as incurred.

 Preoperating Costs

  Preoperating costs are expensed as incurred.

 Advertising Expense

  Advertising costs are expensed as incurred. Advertising expense was $97,000 and $75,000 for the years ended December 31, 1999 and 1998, respectively.

 Cash Equivalents

  Cash equivalents represent short-term, highly liquid instruments that have original maturities of three months or less and are readily convertible to cash. Such investments consist primarily of a money market account, short term government funds, and short term commercial paper. The cost of such investments approximates fair value at December 31, 1999.

 Concentration of Credit Risk

  Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of cash, cash equivalents and short term investments. The Company maintains its financial instruments with major financial institutions. At times, cash balances held by financial institutions were in excess of federal limits. The Company by policy, limits the amount of credit exposure to anyone financial institution, and does not consider itself to have any significant concentrations of credit risk.

 Fair Value of Financial Instruments

  The fair value of substantially all financial instruments of the Company approximates their carrying value in the aggregate due to their short-term maturity and/or prevailing market interest rates.

 Short Term Investments

  The Company's investment strategies consider safety of principal, availability of funds and maximum return on investment.

  Management determines the appropriate classification of debt securities at the time of purchase and reevaluates such designation as of each balance sheet date. Debt securities are classified as held-to-maturity when the Company has the positive intent and ability to hold the securities to maturity. Held-to-maturity securities are stated at amortized cost, adjusted for amortization of premiums and accretion of discounts to maturity. Such

                   ADVANCED AERODYNAMICS & STRUCTURES, INC.
                       (A Development Stage Enterprise)

                  NOTES TO FINANCIAL STATEMENTS--(Continued)

amortization is included in investment income. Interest on securities classified as held-to-maturity is included in investment income.

  Debt securities for which the Company does not have the intent or ability to hold to maturity are classified as "available for sale" and are reported at their fair market value as determined by the quoted market price. During the year ended December 31, 1999, the Company incurred $32,000 in gross unrealized losses on debt securities classified as "available for sale", which has been reported as comprehensive loss in the statement of shareholders' equity. The tax effect of these losses is immaterial to the financial statements.

 Property, Plant and Equipment

  Property, plant and equipment are stated at cost and are depreciated using the straight-line method over their estimated useful lives of 5-10 years for machinery and equipment, 3-5 years for office furniture and equipment and 18 years for the building acquired under a capital lease. Leasehold improvements are amortized over the shorter of their estimated useful lives or the term of the lease. Included in depreciation expense is the amortization of assets acquired under capital leases.

 Income Taxes

  Income taxes are accounted for under an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns. A valuation allowance is established to reduce deferred tax assets if it is more likely than not that all or some portion of such deferred tax assets will not be realized.

 Stock Based Compensation

  The Company grants stock options with an exercise price equal to at least the fair value of the stock at the date of grant as determined by the Board of Directors.

  The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related Interpretations in accounting for its employee stock based compensation plans which is an inhinsic value based method. Under APB 25, because the exercise price of the Company's employee stock options equals or exceeds the market price of the underlying stock on the date of grant, no compensation expense is recognized.

 Accounting Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Accounting Pronouncements

  In the current year, the Company adopted the provisions of Statement of Position (SOP) 98-1, Accounting For the Costs of Computer Software Developed For or Obtained For Internal Use. SOP 98-1 requires the capitalization and amortization of qualified computer software for internal use. There has been no impact to the Company's earnings or financial position due to adoption of SOP 98-1.

                   ADVANCED AERODYNAMICS & STRUCTURES, INC.
                       (A Development Stage Enterprise)

                  NOTES TO FINANCIAL STATEMENTS--(Continued)


  In April 1999, the AICPA issued SOP 98-5, "Reporting on the Costs of Start-up Activities," which is effective for fiscal years beginning after December 15, 1999. SOP 98-5 provides guidance on the financial reporting of start-up cost and organization costs and require such costs to be expensed as incurred. Management believes that the adoption of SOP 98-5 will not have a material effect on the Company's financial statements.

  In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities ."As amended, SFAS No. 133 establishes accounting and reporting standards for derivative instruments. The effective date of the pronouncement was delayed to fiscal years beginning after June 18, 2000 and is effective for interim periods in the year of adoption. The statement requires that every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair value, and that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Management believes that the adoption of SFAS No. 133 will not have a material effect on the Company's financial statements, because the Company does not have any derivative instruments as of December 31, 1999.

4. PREFERRED STOCK SUBSCRIPTION

  On March 6, 2000, the Company received $4,550,000 in net proceeds related to an agreement to issue up to 100,000 shares of 5% Cumulative Convertible Series A Preferred Stock with a par value of $.0001 for the aggregated purchase price of $10 million and Common Stock Purchase Warrants to purchase Class A Common Stock at an above market price. For consideration received in the initial funding, the Company issued 50,000 shares of Preferred stock and 650,000 Warrants and paid $450,000 in commissions and legal fees. Additionally, as consideration for the transaction a Special Warrant to purchase up to 25,000 shares Class A Common Stock was issued. The remaining $5,000,000 in funding will not occur until certain criteria have been met, including passing the pressurization test for the fuselage structure and completion of the registration of 200% of the Common Stock underlying the Convertible Preferred Stock. Terms for the Special Warrant are similar to the terms of the Warrants issued with the Preferred Stock.

  Holders of the Preferred Stock are entitled to receive cash dividends, payable quarterly and have preferential liquidation rights above all other issuances of common stock for an amount equal to the stated value. The Preferred stock and unpaid dividends are convertible into shares of Common stock equal to an amount determined by the market value at the date of close of the common stock, adjusted for changes in the market price prior to the conversion. The Preferred stockholders do not have voting rights. The Warrants are callable in installments after the registration is effective. The Company has reserved 4,000,000 of its Class A Common Stock for the conversion of the Preferred Stock.

5. PROPERTY, PLANT AND EQUIPMENT

  Property and equipment consist of the following:

Building........................................................... $ 9,800,000
Office furniture and equipment.....................................   1,158,000
Machinery and equipment............................................   2,756,000
                                                                    -----------
Gross property and equipment.......................................  13,714,000
Accumulated depreciation and amortization..........................  (2,679,000)
                                                                    -----------
Property, Plant, and equipment..................................... $11,035,000
                                                                    ===========

                   ADVANCED AERODYNAMICS & STRUCTURES, INC.
                       (A Development Stage Enterprise)

                  NOTES TO FINANCIAL STATEMENTS--(Continued)


  As described in note 13, the building is held under a capital lease. In addition, included in office furniture and equipment and machinery and equipment are assets acquired under capital leases in the amount of $272,000 and $33,000 respectively.

6. INCOME TAXES

  Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial statements purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax liabilities and assets as of December 31, 1999 are as follows:

Deferred tax assets:
 Federal net operating loss....................................... $ 15,901,000
 State net operating loss.........................................    1,411,000
 Research & development credits...................................    1,898,000
 Other............................................................       90,000
                                                                   ------------
Total deferred tax assets.........................................   19,300,000
Deferred tax liabilities:
 Tax over book depreciation.......................................     (105,000)
                                                                   ------------
 Total net deferred tax assets....................................   19,195,000
 Valuation allowance..............................................  (19,195 000)
                                                                   ------------
                                                                   $        -0-
                                                                   ============

  At December 31, 1999, the Company had U.S. Federal and California state net operating loss ("NOL") carryforwards of approximately $47,900,000 and $15,200,000, respectively, Federal NOLs could, if unused, expire in varying amounts in the years 2006 through 2018. California NOLs, if unused, could expire in varying amounts from 2000 through 2004.

  At December 31, 1999, the Company had Federal and California research and development ("R&D") credit carryforwards of approximately $1,356,000 and $542,000, respectively. The Federal R&D credit carryforwards will expire in the years 2004 through 2009. The California R&D credit carryforwards can be carried forward indefinitely.

  The provision for income taxes is as follows:

                                                     December 31,   December
                                                         1998       31, 1999
                                                     ------------  -----------
Deferred:
 Federal............................................  (3,380,000)  $(3,505,000)
 State..............................................    (378,000)     (444,000)
                                                     -----------   -----------
 Total deferred.....................................  (3,758,000)   (3,949,000)
Increase in valuation allowance.....................   3,758,000     3,949,000
                                                     -----------   -----------
                                                     $       --    $       --
                                                     ===========   ===========

  Utilization of the net operating loss and tax credit carryforwards may be subject to an annual limitation if a change in the Company's ownership should occur as defined by Section 382 and Section 383 of the Internal Revenue Code.

  As a result of the Company's operating losses, no income tax provision has been recorded in 1998 and 1999.

                   ADVANCED AERODYNAMICS & STRUCTURES, INC.
                       (A Development Stage Enterprise)

                  NOTES TO FINANCIAL STATEMENTS--(Continued)


7. INVESTMENTS

  At December 31, 1999 the following marketable securities were classified as available for sale:

                                      Amortized Cost Gross Unrealized
                                          or Cost         Losses      Fair Value
                                      -------------- ---------------- ----------
Money Market Funds...................      52,000             --         52,000
US Government........................     433,000          (2,000)      431,000
Corporate Bonds......................     707,000          (9,000)      698,000
Mortgage-backed securities...........   1,167,000         (21,000)    1,146,000
                                        ---------       ---------     ---------
Total Marketable Securities..........   2,359,000         (32,000)    2,327,000
                                        =========       =========     =========

  The contractual maturities of debt securities at December 31, 1999 are as follows:

                                                      Amortized Cost  Fair Value
                                                     ---------------- ----------
Due in one year or less.............................      205,000       205,000
Due after one through five years....................    1,455,000     1,437,000
Due five through 10 years...........................      116,000       113,000
Due after 10 years..................................      531,000       520,000
                                                        ---------     ---------
                                                        2,307,000     2,275,000
                                                        =========     =========

8. RELATED PARTY TRANSACTIONS

  In 1995 and through August 1996, an officer of the Company made loans to the Company in the aggregate principal amount of $562,000 bearing interest at 12% per annum. In May 1996, $336,000 of such loans were converted into 187,118 shares of Class B Common Stock and 374,236 shares each of Class E-1 and Class E-2 Common Stock. The remaining $226,000 principal amount of these loans, together with accrued interest of $36,000, was repaid with the proceeds of bridge notes.

  On December 23, 1993, the Company entered into an agreement with a stockholder to convert advances from such stockholder aggregating $10,478,000 at that date into 584,074 shares of Class B Common Stock, and 1,168,148 shares each of Class E-1 and Class E-2 Common Stock. The Company issued these shares in June 1996. Interest expense was not recorded on these advances subsequent to December 23, 1993 due to the intent to convert the advances into stockholders' equity. In 1994, the stockholder provided additional advances aggregating $250,000, which were converted into 13,937 shares of Class B Common Stock and 27,873 shares each of Class E-1 and Class E-2 Common Stock in June 1996. Based on prevailing market rates,imputed interest of $11,000 in 1996, and $810,000 for the period from January 26, 1990 (inception) to December 31, 1996 on the advances was charged to expense and credited to additional paid-in capital.

  In May 1996, the Company entered into an employment agreement with the Company's President, which extends to April 30, 2004 and provides for an annual salary of $200,000. If the employment agreement is terminated by the Company without cause, the President may be entitled to receive up to eighteen months' salary as severance payment. In consideration of the termination of a previous employment agreement the Company issued 577,823, 1,155,647 and 1,155,647 shares of Class B, Class E-1 and Class E-2 common stock, respectively, to the Company's President.

  Also in May 1996, an officer of the Company was awarded 17,460 shares of Class B Common Stock and 34,919 shares each of Class E-1 and Class E-2 Common Stock for services rendered. Compensation cost of $31,000 was charged to expense in 1996 based on the fair value of the stock awarded by reference to an independent appraisal.

                   ADVANCED AERODYNAMICS & STRUCTURES, INC.
                       (A Development Stage Enterprise)

                  NOTES TO FINANCIAL STATEMENTS--(Continued)


9. COMMITMENTS AND CONTINGENCIES

  In the ordinary course of business, the Company is generally subject to claims, complaints, and legal actions. At December 31, 1999, the Company is not a party to any action which would have a material impact on its, financial condition, operations, or cash flows.

  The Company leases approximately 10 acres of land located on the Long Beach Airport in Long Beach, California. The lease commenced on January 14, 1998 and has a term of 30 years with an option to renew for an additional 10 year term. The lease also contains options to lease other airport properties. The current monthly rent under the lease is $7,400. The lease contains incremental increases which escalate the monthly rent to approximately $15,600 after 5 years. The aggregate minimum payments under the lease have been included in the table below.

  In addition, as described in Note 13; in May 1999 the Company entered into an agreement with a third party to sell its manufacturing and administrative facility and lease it back under a capital lease. The lease term is for 18 years plus an option to extend the lease for an additional 10 years. Monthly payments under this lease are approximately $106,000 and will be adjusted annually, after the first year, for changes in the Consumer Price Index, subject to a maximum of 3%.

  Future minimum lease payments applicable to non-cancelable operating leases and capital leases as of December 31, 1999, are as follows:

                                                 Capital Leases Operating Leases
                                                 -------------- ----------------
2000............................................    1,359,000          94,000
2001............................................    1,359,000         115,000
2002............................................    1,353,000         189,000
2003............................................    1,345,000         190,000
2004............................................    1,277,000         190,000
Thereafter......................................   15,796,000       4,321,000
                                                   ----------      ----------
Net future minimum lease payments...............   22,489,000      $5,099,000
                                                   ----------      ----------
Amount representing interest....................  (12,619,000)
                                                   ----------
Present value of minimum lease payments.........    9,870,000
                                                   ----------

  The Company incurred rent expense of $175,000 and $383,000, and for the years ended December 31, 1999 and 1998, respectively.

10. STOCKHOLDERS' EQUITY

  Upon formation of AASI, an aircraft prototype and related proprietary technology were contributed by Aerodynamics and Structures, Inc. ("ASI") in exchange for 2,500,764 AASI common shares with a fair value of $250,000. In connection with this exchange, the Company also assumed ASI's liabilities of approximately $400,000. Three other individuals contributed technical information in exchange for 1,113,740 AASI common shares with a fair value of $111,000. Such technology and prototype acquired were immediately expensed as in- process research and development. Finally, certain investors contributed $7,500,000 in cash in exchange for 7,500,000 shares of convertible preferred stock of AASI. ASI was subsequently liquidated and its sole asset, investment in AASI common shares, was distributed to ASI's stockholders. Upon reincorporation of the Company, the Company's aforementioned common and preferred shares were converted into approximately 619,588, 1,239,177 and 1,239,177 shares, respectively, of Class B, Class E-1 and Class E-2 Common Stock.

                   ADVANCED AERODYNAMICS & STRUCTURES, INC.
                       (A Development Stage Enterprise)

                  NOTES TO FINANCIAL STATEMENTS--(Continued)


  The rights and privileges of holders of Class A, Class B, Class E-1 and Class E-2 Common Stock are substantially the same on a share-for-share basis, except that: (i) the holder of each outstanding share of Class A Common Stock is entitled to one vote and the holder of each outstanding share of Class B, Class E-1 and Class E-2 Common Stock is entitled to five votes; and (ii) Class B Common Stock cannot be transferred or sold for thirteen months following the effective date of the initial public offering, after which time the Class B Common Stock may be converted at any time at the option of the holder into one share of Class A Common Stock.

  In February of 1998 a shareholder of the Company converted 99,676 shares of Class B common Stock to 99,676 shares of Class A Common Stock. The conversion resulted in an increase in Class A Common Stock to 6,999,676 and a decrease in the number of outstanding shares of Class B Common Stock to 1,900,324. This transaction had no impact on losses per common share as both classes of shares are included in the calculation of weighted average number of common stock outstanding.

  All shares of Class E-1 and Class E-2 Common Stock ("Performance Shares") are not transferable or assignable and may be converted into shares of Class B Common Stock in the event income before provision for income taxes, exclusive of any extraordinary earnings or losses, reaches certain targets over the next seven years, or if the market price of the Class A Common Stock reaches specified levels over the next three years. With respect to targeted earnings, Class E-1 Common Stock shares may be converted if pretax income $28.5 million in 2000, $36.0 million in 2001, $45.00 million in 2002 and $56.0 million in 2003. Class E-2 Common Stock shares may be converted if pretax income exceeds, $35.6million in 2000, $45.0 million in 2001, $563 million in 2002 or $69.5 million in 2003. With respect to market price levels, the Class E-1 Common Stock shares may be converted if, commencing 18 months after December 3, 1996 and ending 36 months thereafter, the bid price of the Company's Class A Common Stock averages $18.50 per share for 30 consecutive business days. Class E-2 Common Stock shares may be converted if commencing 18 months after December 3, 1996 and ending 36 months thereafter, the bid price of the Company's Class A Common Stock averages in excess of $23.00 for 30 consecutive business days. All Performance Shares that have not been converted by March 31, 2004 may be redeemed by the Company for $.01 per share. For accounting purposes, the Performance Shares are treated in a manner similar to a variable stock option award. As a consequence, a compensation charge will be recorded in an amount equal to the then fair value of any Performance Shares that are ultimately converted into Class B Common Stock.

  Upon the closing of the Initial Public Offering, the Company granted to the Underwriter Unit Purchase Option to purchase up to 600,000 Units. The Units issuable upon exercise of the Unit Purchase Option will, when so issued, be identical to the Units. The Unit Purchase Option cannot be transferred, sold, assigned or hypothecated for three years, except to any officer of the Underwriter or member of the selling group or their officers. The Unit Purchase Option is exercisable during the two-year period commencing three years from December 6, 1996 at an exercise price of $6.50 per Unit (130% of the initial public offering price) subject to adjustment under certain circumstances. The holders of the Unit Purchase Option have certain demand and piggyback registration rights.

  The Company has reserved approximately 39,400,000 shares of Class A Common Stock for future issuance for the following conversions: 1,900,000 shares issuable upon the conversion of Class B common stock currently outstanding; 8,000,000 shares issuable upon the conversion of Class B common stock should the 4,000,000 shares of Class E-1 and E-2 common stock, respectively be converted into shares of Class B common stock; 27,700,000 shares issuable upon the exercise of purchase warrants; and 1,800,000 shares issuable upon the exercise of a 600,000 unit purchase option by the Company's underwriter. In addition, the Company has reserved 8,000,000 shares of Class B common stock for future issuance upon the conversion of 4,000,000 shares of Class E-1 and E-2 common stock respectively.

                   ADVANCED AERODYNAMICS & STRUCTURES, INC.
                       (A Development Stage Enterprise)

                  NOTES TO FINANCIAL STATEMENTS--(Continued)

11. WARRANTS

  The Class A Warrants entitle the holder to purchase one share of Class A Common Stock and one Class B Warrant. Each Class B Warrant entitles the holder to purchase one share of Class A Common Stock. Class A Warrants and Class B Warrants may be exercised at an exercise price of $6.50 and $8.75, respectively, at anytime until December 3, 2001. Currently Class A Warrants are subject to redemption by the Company, upon 30 days written notice, at a price of $.05 per Warrant, if the average closing bid price of the Class A Common Stock for any 30 consecutive trading days ending within 15 days of the date on which the notice of redemption is given shall have exceeded $12.00 per share. Currently Class B Warrants are subject to redemption by the Company upon 30 days written notice, at a price of $.05 per Warrant, if the average closing bid price of the Class A Common Stock for any 30 consecutive trading days ending within 15 days of the date on which the notice of redemption.

  Upon closing of the public offering previously issued bridge warrants were converted into one Class A Warrant ("Public Warrant") which is identical in all respects to the Class A Warrant. The fair value of the Bridge Warrants ($473,000), together with the cost of issuance (approximately $805,000), has been treated as additional interest expense over the term of the Bridge Notes.

12. STOCK OPTIONS

  In July 1996, the Company's Board of Directors approved the Stock Option Plan (the "Plan"). The Plan provides for the grant of incentive and non-qualified stock options to certain employees, officers, directors, consultants, and agents of the Company. In March 1998, the Board of Directors amended the Plan by authorizing the Company the ability to grant additional options for up to 500,000 shares of Class A Common Stock. Under the Plan, the Company may grant options with respect to a total of 1,000,000 shares of the Class A Common Stock. The options are to be granted at not less than fair market value, vest in equal annual installments over five years and may be exercised for a period of one to ten years as determined by the Board of Directors.

  Had the Company accounted for stock options granted in 1998 and 1999 using the fair value method at the date of grant as prescribed by Statement of financial Accounting Standards No. 123, additional compensation expense would have been recorded and the pro form effects would have been as follows:

                                                     Years Ended December 31,
                                                     -------------------------
                                                         1998         1999
                                                     ------------  -----------
Pro forma net loss.................................. $(10,356,000) $(9,712,000)
Pro forma net loss per share........................ $      (1.16) $     (1.09)

  The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions: risk-free interest rates of 5.02% and 6.81% for 1998 and 1999, respectively; dividend yields of 0% for 1998 and 1999; volatility factors of the expected market price of the Company's common stock of .878 and .863 for 1998 and 1999, respectively; and a weighted average expected life of the option of 10 years for both 1998 and 1999, respectively.

  The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of employee stock options.

                   ADVANCED AERODYNAMICS & STRUCTURES, INC.
                       (A Development Stage Enterprise)

                  NOTES TO FINANCIAL STATEMENTS--(Continued)

  The weighted average fair value of options granted during 1998 and 1999 was $.73 and $2.22, per option, respectively. The weighted average exercise price for 1997 and 1999 was $5.00. The weighted average remaining contractual life of options outstanding is 8.75 years and 8.06 years for 1998 and 1999, respectively.

  At December 31, 1999, options to purchase 175,000 shares of Class A Common Stock were available for future grants and 588,000 shares of Class A Common Stock were reserved for the exercise of options. Transactions under the Plan during the year ended December 31, 1998 and 1999 are summarized as follows:

                                                                Weighted Average
                                                       Shares    Exercise Price
                                                      --------  ----------------
Outstanding at December 31, 1997.....................  420,000       $5.00
 Granted.............................................  268,000       $5.00
 Exercised...........................................      --          --
 Canceled............................................  (95,000)      $5.00
Outstanding at December 31, 1998.....................  593,000       $5.00
 Granted.............................................  132,000       $5.00
 Exercised...........................................      --          --
 Canceled............................................ (137,000)      $5.00
Outstanding at December 31, 1999.....................  588,000       $5.00

  As of December 31, 1998 and 1999 87,000 and 185,800 options, respectively, were exercisable at a weighted average exercise price of $5.00 per option.

13. INDUSTRIAL DEVELOPMENT BONDS

  On August 5, 1997, the Company entered into a loan agreement in connection with industrial development bonds (IDB) issued by the California Economic Development financing Authority. The Company has established in the trustee's favor a bank letter of credit for the principle amount of $8,500,000 plus 45 days accrued interest on the bonds, which is secured by $8,500,000 of Company restricted cash. The bonds mature August 1, 2027 at which time all outstanding amounts become due and payable. The Company has used the proceeds for the IDBs to finance the construction and installation of the 200,000 square foot manufacturing facility and related manufacturing equipment which the Company moved into on November 16, 1998. On June 1, 1999, the Company retired all the industrial development bonds using the restricted cash previously held as security for the IDB.

14. SALE AND LEASEBACK TRANSACTION

  Pursuant to an Agreement dated May 19, 1999, the Company sold to AP-Long Beach Airport LLC its leasehold interest in real property located at 3205 Lakewood Boulevard, Long Beach, California, together with the manufacturing hangar facility (approximately 205,000 square feet) and finished office space (approximately 22,000 square feet) owned by the company (collectively, the "Property". The cash sales price was $9,800,000.

  As part of this transaction, the Company and AP-Long Beach Airport LLC entered into an agreement to sublease the land to the Company subject to the terms at the original land lease agreement which was assigned to AP Long Beach Airport LLC, and lease the manufacturing hangar facility and finished office space to the Company for term of 18 years. The $246,000 deferred gain on the sale of the facility is being amortized over the 18 year lease term.

                   ADVANCED AERODYNAMICS & STRUCTURES, INC.
                       (A Development Stage Enterprise)

                  NOTES TO FINANCIAL STATEMENTS--(Continued)

15. BENEFIT PLAN

  The Company has a 401(k) savings plan and a profit sharing plan, covering substantially all full time employees. The Company may make discretionary contributions, under the profit sharing plan, as authorized by the Board of Directors. The Company has not made any profit sharing contributions to the Plan.

16. PER SHARE INFORMATION

  In February 1997, the FASB issued Statement 128, talks "Earnings per Share", It replaces the presentation of primary Earnings per share with a presentation of basic earnings per share which excludes any dilutive effects of options, warrants and convertible securities, and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. The statement is effective for financial statements issued for periods ending after December 15, 1997. Previously reported net losses per share were reported based on weighted average common stock outstanding and therefore the amounts are the same as under FAS No. 128.

  The following table sets forth the computation of basic loss per share:

                                                        1998         1999
                                                    ------------  -----------
Numerator
  Loss before extraordinary item................... $(10,118,000) $(9,341,000)
                                                    ------------  -----------
Denominator
  Weighted average shares of Class B Shares........    1,924,629    1,900,324
  Weighted average shares of Class A Shares........    6,975,371    6,999,676
                                                    ------------  -----------
Denominator for basic loss per share-weighted
 average shares....................................    8,900,000    8,900,000
                                                    ------------  -----------
Basic loss per share............................... $      (1.14) $     (1.05)
                                                    ============  ===========

ITEM 8. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

  NONE

ITEM 9. DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS; COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

  Information regarding directors and executive officers of the Company will appear in the Proxy Statement of the Annual Meeting of Stockholders and is incorporated herein by this reference. The Proxy Statement will be filed with the SEC within 120 days following December 31, 1999.

ITEM 10. EXECUTIVE COMPENSATION

  Information regarding executive compensation will appear in the Proxy Statement for the Annual Meeting of Stockholders and is incorporated herein by this reference.

ITEM 11. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  Information regarding security ownership of certain beneficial owners and management will appear in the Proxy Statement for the Annual Meeting of Stockholders and is incorporated herein by this reference.

================================================================================

      You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from the information contained in this prospectus. This document may only be used where it is legal to sell the securities. The information in this document may only be accurate on the date of this document.


                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
Prospectus Summary......................................................     1
------------------
Risk Factors............................................................     2
------------
Use of Proceeds.........................................................     7
---------------
Price Range of Common Stock.............................................     8
---------------------------
Dividend Policy.........................................................     8
---------------
Management's Discussion and Analysis or
---------------------------------------
   Plan of Operation....................................................     8
   -----------------
Business................................................................    11
--------
Management..............................................................    20
----------
Description of Securities...............................................    23
-------------------------
Shares Eligible For Future Sale.........................................    29
-------------------------------
Plan of Distribution....................................................    30
--------------------
Selling Shareholders....................................................    31
--------------------
Legal Matters...........................................................    32
-------------
Experts.................................................................    32
-------
Available Information...................................................    32
---------------------
Index to Financial Statements...........................................   F-1






                               10,250,000 SHARES
                                OF COMMON STOCK






                            Advanced Aerodynamics &
                                Structures, Inc.









                                  PROSPECTUS








                               September 5, 2000








================================================================================

                                    PART II


                    INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.


     The Registrant estimates that expenses in connection with the distribution described in this Registration Statement will be as shown below. All expenses incurred with respect to the distribution, except for fees of counsel, if any, retained individually by the selling shareholders and any discounts or commissions payable with respect to sales of the shares, will be paid by AASI. See "Plan of Distribution."


          SEC registration fee                 $ 6,808.00
          Printing expenses                      5,000.00
          Accounting fees and expenses           6,000.00
          Legal fees and expenses                2,000.00

          Total                                $19,808.00
                                               ==========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Reference is made to Section 145 of the General Corporation Law of the State of Delaware. As permitted by Delaware law, the Company's Certificate of Incorporation contains an article limiting the personal liability of directors. The Certificate of Incorporation provides that a director of the Company shall not be personally liable for any damages from any breach of fiduciary duty as a director, except for liability based on a judgment or other final adjudication adverse to him establishing that his acts or omissions were committed in bad faith or were the result of active or deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally gained a financial profit or other advantage to which he was not legally entitled. The Company's Certificate of Incorporation and Bylaws also provide for indemnification of all officers and directors of the Company to the fullest extent permitted by law.

     The Company has entered into Indemnification Agreements ("Indemnification Agreements") with each of Dr. Carl Chen, Gene Comfort, and C.M. Cheng (collectively, the "Indemnitees"). The Indemnification Agreements permit the Company to indemnify the Indemnitees for liabilities and expenses arising from certain actions taken by the Indemnitees for or on behalf of the Company and require indemnification in certain circumstances.

ITEM 16. EXHIBITS.


     The following exhibits are filed or incorporated by reference as part of this Registration Statement.

          Exhibit No.  Description
          -----------  -----------

*         3.1          Certificate of Incorporation

**        3.2          Bylaws

*         3.3          Amendment to Certificate of Incorporation

          3.4          Certificate of Designation

*         4.1          Specimen Certificate of Class A Common Stock

*         4.2          Warrant Agreement (including form of Class A and Class B
                       Warrant Certificates

*         4.3          Form of Underwriter's Unit Purchase Option

******    4.4          Form of Subscription Agreement between the Registrant and
                       the Series A 5% Cumulative Convertible Preferred Stock
                       Subscribers

******    4.5          Form of Common Stock Purchase Warrant to be issued to the
                       Series A 5% Cumulative Convertible Preferred Stock
                       Subscribers and Placement Agents

******    4.6          Form of Special Common Stock Purchase Warrant to be
                       issued to the Series A 5% Cumulative Convertible
                       Preferred Placement Agent

******    4.7          Form of Funds Escrow Agreement

          5.1 Form of Opinion of Luce, Forward, Hamilton & Scripps LLP as to legality of securities being offered

*        10.1          Form of Indemnification Agreement

**       10.2          Amended 1996 Stock Option File

*        10.3          Employment Agreement dated as of May 1, 1996 between the
                       Company and Dr. Carl L. Chen

*        10.4          Agreement of Merger dated July 16, 1996 between Advanced
                       Aerodynamics and Structures, Inc., California corporation, and Advanced Aerodynamics & Structures,
                       Inc., a Delaware corporation

**       10.5          Lease dated December 19, 1996 between Olen Properties
                       Corp., a Florida corporation, and the Company

***      10.6          Standard Sublease dated Jne 27, 1997 with Budget Rent-a
                       Car of Southern California

***      10.7          Standard Sublease dated July 16, 1997 with Budget Rent-a-
                       Car of Southern California

***      10.8          Standard Industrial/Commercial Multi-Tenant Lease-Gross
                       dated March 12, 1997 with the Golgolab Family Trust

         Exhibit No.   Description
         -----------   -----------

*****    10.9          Loan Agreement dated as of August 1, 1997 between the
                       Company and the California Economic Development Authority

*****    10.10         Indenture of Trust dated as of August 1, 1997 between the
                       Company and the California Economic Development Authority and First Trust of California, National Association

****     10.11         Official Statement dated August 5, 1997

*****    10.12         Letter of Credit issued by The Sumitomo Bank, Limited

*****    10.13         Reimbursement Agreement dated as of August 1, 1997
                       between the Company and the Sumitomo Bank, Limited

*****    10.14         Purchase Contract dated August 1, 1997 by and among
                       Rauscher Pierce Refnes, Inc., the California Economic
                       Development Authority and the Treasurer of the State of California, and approved by the Company

*****    10.15         Remarketing Agreement dated as of August 1, 1997 between
                       the Company and Rauscher Pierce Refnes, Inc

*****    10.16         Blanket Letters of Representations of the California
                       Economic Development Authority and First Trust of
                       California, National Association

*****    10.17         Tax Regulatory Agreement dated as of August 1, 1997 by
                       and among the California Economic Development Authority, the Company and First Trust of California, National
                       Association

*****    10.18         Custody, Pledge and Security Agreement dated as of August
                       1, 1997 between the Company and The Sumitomo Bank,
                       Limited

*****    10.19         Investment Agreement dated August 5, 1997 by and between
                       the Company and the Sumitomo Bank, Limited

*****    10.20         Specimen Direct Obligation Note between the Company and
                       the Sumitomo Bank, Limited

****     10.21         Lease Agreement dated October 17, 1997 between the
                       Company and the City of Long Beach

****     10.22         Construction Agreement dated October 29, 1997 between the
                       Company and Commercial Developments International/West

         10.23 Private Equity Line of Credit Agreement, dated August 15, 2000, between the Company and certain Investors

         10.24 Registration Rights Agreement between the Company and the investors participating in the Private Equity Line of Credit Agreement

         10.25 Form of Warrant issued in connection with Private Equity Line of Credit Agreement

         23.1          Consent of Ernst & Young LLP

* Incorporated by reference to the Company's Registration Statement on Form SB-2 (333-12273) declared effective by the Securities and Exchange Commission on December 3, 1996.

** Incorporated by reference to the Company's Report on Form 10-KSB filed with the Securities and Exchange Commission on March 31, 1997.

*** Incorporated by reference by the Company's Post-Effective Amendment No. 1 to Form SB-2 Registration Statement filed with the Securities and Exchange Commission on August 5, 1997.

**** Filed by paper pursuant to the Company's request for a temporary hardship exemption relating to this report.

***** Incorporated by reference to the Company's Report on Form 10-QSB filed with the Securities and Exchange Commission on November 14, 1997.

****** Incorporated by reference to the Company's Report in Form 10-KSB for the year ended December 31, 1999, filed with the Securities and Exchange Commission on March 30, 2000.

ITEM 17.  UNDERTAKINGS.

(a)    The undersigned registrant hereby undertakes:

       (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

       (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

       (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

(b) For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Long Beach, State of California, on September 5, 2000.

                                        ADVANCED AERODYNAMICS & STRUCTURES, INC.


                                        By:  /s/ Carl L. Chen
                                             ----------------------------
                                             Carl L. Chen, President

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

           Signature                                Title                                   Date
/s/ CARL L. CHEN                    President, Chief Executive Officer, and           September 5, 2000
---------------------------------   Chairman of the Board
Carl L. Chen

/s/ DAVID M. TURNER                 Vice President - Finance and Chief Financial      September 5, 2000
---------------------------------   Officer
Dave Turner

/s/ C.M. CHENG                      Director                                          September 5, 2000
---------------------------------
C.M. Cheng

/s/ JIM LOVELL                      Director                                          September 5, 2000
---------------------------------
Jim Lovell

/s/ S.B. LAI                        Director                                          September 5, 2000
---------------------------------
S.B. Lai

EXHIBITS INDEX


         Exhibit No.     Description

*            3.1         Certificate of Incorporation

**           3.2         Bylaws

*            3.3         Amendment to Certificate of Incorporation

             3.4         Certificate of Designation

*            4.1         Specimen Certificate of Class A Common Stock

*            4.2         Warrant Agreement (including form of Class A and Class
                         B Warrant Certificates

*            4.3         Form of Underwriter's Unit Purchase Option

******       4.4         Form of Subscription Agreement between the Registrant
                         and the Series A 5% Cumulative Convertible Preferred
                         Stock Subscribers

******       4.5         Form of Common Stock Purchase Warrant to be issued to
                         the Series A 5% Cumulative Convertible Preferred Stock
                         Subscribers and Placement Agents

******       4.6         Form of Special Common Stock Purchase Warrant to be
                         issued to the Series A 5% Cumulative Convertible
                         Preferred Placement Agent

******       4.7         Form of Funds Escrow Agreement

             5.1 Form of Opinion of Luce, Forward, Hamilton & Scripps LLP as to legality of securities being offered

*           10.1         Form of Indemnification Agreement

**          10.2         Amended 1996 Stock Option File

*           10.3         Employment Agreement dated as of May 1, 1996 between
                         the Company and Dr. Carl L. Chen

*           10.4         Agreement of Merger dated July 16, 1996 between
                         Advanced Aerodynamics and Structures, Inc., California corporation, and Advanced Aerodynamics & Structures,
                         Inc., a Delaware corporation

**          10.5         Lease dated December 19, 1996 between Olen Properties
                         Corp., a Florida corporation, and the Company

***         10.6         Standard Sublease dated June 27, 1997 with Budget Rent-
                         a-Car of Southern California

***         10.7         Standard Sublease dated July 16, 1997 with Budget Rent-
                         a-Car of Southern California

***         10.8         Standard Industrial/Commercial Multi-Tenant Lease-Gross
                         dated March 12, 1997 with the Golgolab Family Trust

         Exhibit No.   Description


*****      10.9        Loan Agreement dated as of August 1, 1997 between the
                       Company and the California Economic Development Authority

*****      10.10       Indenture of Trust dated as of August 1, 1997 between the
                       Company and the California Economic Development Authority and First Trust of California, National Association

****       10.11       Official Statement dated August 5, 1997

*****      10.12       Letter of Credit issued by The Sumitomo Bank, Limited

*****      10.13       Reimbursement Agreement dated as of August 1, 1997
                       between the Company and the Sumitomo Bank, Limited

*****      10.14       Purchase Contract dated August 1, 1997 by and among
                       Rauscher Pierce Refnes, Inc., the California Economic
                       Development Authority and the Treasurer of the State of California, and approved by the Company

*****      10.15       Remarketing Agreement dated as of August 1, 1997 between
                       the Company and Rauscher Pierce Refnes, Inc.

*****      10.16       Blanket Letters of Representations of the California
                       Economic Development Authority and First Trust of
                       California, National Association

*****      10.17       Tax Regulatory Agreement dated as of August 1, 1997 by
                       and among the California Economic Development Authority, the Company and First Trust of California, National
                       Association

*****      10.18       Custody, Pledge and Security Agreement dated as of August
                       1, 1997 between the Company and The Sumitomo Bank,
                       Limited

*****      10.19       Investment Agreement dated August 5, 1997 by and between
                       the Company and the Sumitomo Bank, Limited

*****      10.20       Specimen Direct Obligation Note between the Company and
                       the Sumitomo Bank, Limited

****       10.21       Lease Agreement dated October 17, 1997 between the
                       Company and the City of Long Beach

****       10.22       Construction Agreement dated October 29, 1997 between the
                       Company and Commercial Developments International/West

           10.23 Private Equity Line of Credit Agreement, dated August 15, 2000, between the Company and certain Investors

           10.24 Registration Rights Agreement between the Company and the investors participating in the Private Equity Line of Credit Agreement

           10.25 Form of Warrant issued in connection with Private Equity Line of Credit Agreement

           23.1        Consent of Ernst & Young LLP

* Incorporated by reference to the Company's Registration Statement on Form SB-2 (333-12273) declared effective by the Securities and Exchange Commission on December 3, 1996.

** Incorporated by reference to the Company's Report on Form 10-KSB filed with the Securities and Exchange Commission on March 31, 1997.

*** Incorporated by reference by the Company's Post-Effective Amendment No. 1 to Form SB-2 Registration Statement filed with the Securities and Exchange Commission on August 5, 1997.

**** Filed by paper pursuant to the Company's request for a temporary hardship exemption relating to this report.

***** Incorporated by reference to the Company's Report on Form 10-QSB filed with the Securities and Exchange Commission on November 14, 1997.

****** Incorporated by reference to the Company's Report in Form 10-KSB for the year ended December 31, 1999, filed with the Securities and Exchange Commission on March 30, 2000.